As filed with the Securities and Exchange Commission on February 14, 2007
Commission File No. 333-132500

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO.1
FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nevada	CYOP Systems International Incorporated	98-022297
(State or Other Jurisdiction of Incorporation	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)
or Organization)
Patrick Smyth
Golden Cross House		Golden Cross House
8 Duncannon Street, Strand, London, UK WC2N 4JF	7373	8 Duncannon Street, Strand, London, UK WC2N 4JF

(310) 402-5436	(310) 402-5436
(Address and telephone number of Principal	(Primary Standard Industrial	(Name, address and telephone number
Executive Offices and Principal Place of Business)	Classification Code Number)	of agent for service)
Copies to: Peter V. Hogan, Esq. Richardson & Patel, LLP 10900 Wilshire Blvd., Suite 500 Los Angeles, California 90024 Telephone: (310) 208-1182 Telecopier: (310) 208-1154

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated February 14, 2007

CYOP SYSTEMS INTERNATIONAL INCORPORATED

91,060,813 Shares of Common Stock

This prospectus relates to the sale of up to 91,060,813 shares of common stock of CYOP Systems International Incorporated by certain persons who are stockholders of CYOP, including Cornell Capital Partners, L.P. Please refer to “Selling Stockholders” beginning on page 12. CYOP is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by CYOP.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “CYOS.OB”. The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of our common stock. On February 12, 2007, the last reported sale price of our common stock was $0.0033 per share. These prices will fluctuate based on the demand for the shares of our common stock.

Investing in our common stock involves certain risks. Please refer to “Risk Factors” beginning on page 6 for a discussion of these risks.

No underwriter or person has been engaged to facilitate the sale of shares of common stock of this offering. This offering after the accompanying registration statement is declared effective by the United States Securities and Exchange Commission and the sale of all the common stock is sold by the selling shareholders.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Neither the selling stockholders nor we may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is February 14, 2007

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	2
RISK FACTORS	5
FORWARD-LOOKING STATEMENTS	10
SELLING STOCKHOLDERS	11
USE OF PROCEEDS	13
DILUTION	13
PLAN OF DISTRIBUTION	13
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	14
DESCRIPTION OF BUSINESS	20
MANAGEMENT	28
DESCRIPTION OF PROPERTY	31
LEGAL PROCEEDINGS	31
PRINCIPAL STOCKHOLDERS	32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	35
DESCRIPTION OF SECURITIES	37
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT ON ACCOUNTING AND FINANCIAL DISCLOSURE	39
EXPERTS	39
LEGAL MATTERS	40
HOW TO GET MORE INFORMATION	40
PART II	II-1
FINANCIAL STATEMENTS	F-i

i

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and notes included in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including our “Risk Factors” section and our Financial Statements and the notes to the Financial Statements before making any investment in CYOP. Unless the context requires otherwise, “WE,” “US,” “OUR,” “CYOP,” and the “COMPANY” and similar terms collectively refer to CYOP Systems International Incorporated and our subsidiaries.

Overview

CYOP was incorporated on October 29, 1999, as Triple 8 Development Corporation under the laws of the State of Nevada. We changed our name to CYOP Systems International Incorporated on October 30, 2000.  CYOP is a provider of multimedia transactional technology solutions and services for the entertainment industry. Our range of products and services include financial transaction platforms for on-line video games and integrated e-commerce transaction technology for on-line merchants. Our branded financial transaction platform is CrediPlay. We license our software to gaming communities and web portals.

Going Concern

Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced recurring net losses from operations, which losses have caused a net loss of $1,736,614 for the nine months ended September 30, 2006, and an accumulated deficit of $7,153,847. In addition, for the quarter ended September 30, 2006, we had a working capital deficit of $3,400,228 and a working capital deficit of $2,371,842 for the year ended December 31, 2005. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operation.

About Us

Our principal executive offices are located at Golden Cross House, 8 Duncannon Street, Strand, London, UK WC2N 4JF . Our telephone number is (310) 402-5436, and our website is located at www.cyopgaming.com.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are, or beneficially deemed to be, stockholders of CYOP. Cornell Capital Partners intends to sell up to 91,060,813 shares of common stock, of which 91,060,813 are under a secured convertible debenture issued to Cornell Capital Partners pursuant to a Securities Purchase Agreement. On December 15, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners. Pursuant to the Securities Purchase Agreement, Cornell Capital Partners purchased secured convertible debentures in the original principal amount of $1,350,000. The debentures have a three-year term and accrues annual interest of 10%.  The $700,000 under the secured convertible debenture was disbursed to us upon the execution of the Securities Purchase Agreement on December 15, 2005. A second closing of $150,000 was disbursed to the Company on June 15, 2006. The Company shall receive $500,000 one business day prior to the date the registration statement is declared effective by the Securities and Exchange Commission, provided that the Company has increased its authorized shares to three billion (3,000,000,000). The debentures mature on December 15, 2008 and June 15, 2009, respectively. The secured convertible debentures may be redeemed by the Company at any time, in whole or in part. The Company will pay a redemption premium of 20% of the amount redeemed in addition to such redemption. The debentures are convertible from time to time into common stock of CYOP Systems by Cornell at a price per share equal to ninety percent (90%) of the lowest average volume weighted average price, as quoted by Bloomberg, LP, for the thirty (30) trading days immediately preceding the conversion date. Cornell was granted a security interest in certain of the Company’s assets pursuant to an amended and restated security agreement dated December 15, 2005. Cornell also received five year warrants to purchase 2,970,000 shares of common stock, 1,350,000 shares at an exercise price of $0.05 per share and 1,620,000 shares at an exercise price of $0.06 per share.

Common Stock Offered	91,060,813 shares by selling stockholders

Offering Price	Market price

Common Stock Outstanding Before the Offering[1]	393,118,043 shares as of February 12, 2007

Use of Proceeds
We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Securities Purchase Agreement will be used for business development, infrastructure improvements and operating capital purposes. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”

Over-the-Counter Bulletin Board Symbol	CYOS.OB

1 Excludes up to 91,060,813 shares of common stock underlying secured convertible debentures issued pursuant to the Securities Purchase Agreement,.

SUMMARY FINANCIAL INFORMATION
FOR CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Balance Sheets
December 31, 2005 and 2004 and
September 30, 2006
(Expressed in U.S. Dollars)

	September 30, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
ASSETS
Current
Cash and cash equivalents	$1,465	$218,844	$7,337
Accounts receivable	711	711	50,058
Prepaid expenses and deposit	197,762	473,518	2,440
Loan receivable	1,500	-	-
Total current assets	201,438	693,073	59,835

Fixed assets, net	77,821	92,694	54,568
Investment in equity - method investee	1,579,339	1,618,278	1,668,285
Intangible assets, net	—	28,916	57,833
Total assets	$1,858,598	$2,432,962	$1,840,521

LIABILITIES
Current
Demand loans related party	$1,458,634	$1,161,167	$1,289,620
Accounts payable and accrued liabilities	409,034	244,326	288,785
Convertible debenture	1,474,557	1,369,660	70,000
Player funds on deposit	46,717	46,088	44,158
Short-term loan	212,725	212,725	212,725
Derivative conversion liability	-	30,949	-
Promissory note	—	—	100,000
Total current liabilities	3,601,666	3,064,915	2,005,288
Deferred revenue	-	-	2,173,822
Total Liabilities	3,601,666	3,064,915	4,179,110

STOCKHOLDERS’ DEFICIENCY
Share capital
Authorized:
500,000,000 shares of common stock with a par value of $0.00002 per share
Issued, allotted and outstanding:
378,498,160 shares of common stock (2005 -333,498,160) (2004 - 181,103,355)	7,569	6,669	3,623
Additional paid-in capital	5,403,210	4,778,610	1,062,970
Deficit accumulated	(7,153,847)	(5,417,232)	(3,405,182)
Total stockholders’ deficiency	(1,393,068)	(631,953)	(2,338,589)
Total liabilities and stockholders’ deficiency	$1,858,598	$2,432,962	$1,840,521

The accompanying notes are an integral part of these financial statements.

SUMMARY FINANCIAL INFORMATION FOR
CYOP SYSTEMS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Operations
Years Ended December 31, 2005 and 2004 and
The Nine Months Ended September 30, 2006 and September 30, 2005
(Expressed in U.S. Dollars)

	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004
Revenue
Sales - Crediplay	$-	$5,695	$315	$8,690
Service fees	-	315	7,390	15,706
Banking fees	0	394	433	385

	-	6,404	8,138	24,781
Cost of sales	(397)	(47,910)	59,302	95,697

Gross profit (loss)	(397)	(41,506)	(51,164)	(70,916)

Sales and marketing expenses	(12,724)	(94,460)	(69,915)	-
Consultants fees	(848,478)	(1,131,232)	(1,194,552)	(410,874)
Corporate Finance fees	(10,000	(173,156)	(213,169)	(317,392)
General and Admin fees	(775,300)	(175,688)	(281,726)	(201,695)
Conversion option	(30,949)	—	—	—

Operating loss	(1,646,899)	(1,616,042)	(1,841,475)	(1,000,877)

Other income (loss)
Interest income related party	—	—	—	81,717
Interest Expense	(196,769)	(71,137)	(120,568)	(123,657)
Mark-to-market adjustment	145,993	—	—	—
Equity in losses of equity-method investee	(38,939)	(41,128)	(50,007)	(6,688)

Net loss for the period	$(1,736,614)	$(1,728,307)	$(2,012,050)	$(1,049,505)

Loss per share - basic and diluted
Loss from operations	$(0.0049)	$(0.0054)	$(0.006)	$(0.006)
Net loss	$(0.0051)	$(0.0058)	$(0.006)	$(0.007)

Weighted average number of common shares outstanding - basic and diluted	338,443,214	299,368,435	307,953,741	154,426,228

The accompanying notes are an integral part of these financial statements.

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

We Are Subject To Various Risks That May Materially Harm Our Business, Financial Condition And Results Of Operations

You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your entire investment.

Management Recognizes That We Must Raise Additional Financing To Fund Our Ongoing Operations And Implement Our Business Plan Or We Could Be Forced To Curtail Or Cease Operations

It is imperative that we obtain debt and/or equity financing to implement our business plan and to finance ongoing operations. There can be no assurance that any new capital will be available or that adequate funds will be sufficient for our operations, whether from financial markets, or that other arrangements will be available when needed or on terms satisfactory to our management. Our failure to obtain adequate additional financing may require us to delay, curtail or scale back some or all of our operations and may hinder our ability to expand our business. Any additional financing may involve dilution to our then-existing shareholders, which could result in a decrease in the price of our shares.

Currently, we are dependent upon external financing to fund our operations. Our financing needs are expected to be provided, in large part, by the Secured Convertible Debentures sold pursuant to our Securities Purchase Agreement with Cornell Capital Partners, L.P.

We Have Been The Subject of a Going Concern Opinion By Our Independent Auditors Which Have Raised Substantial Doubt As To Our Ability To Continue As A Going Concern

Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced recurring net losses from operations, which losses have caused a net loss of $1,736,614 for the nine months ended September 30, 2006 and accumulated deficit of $7,153,847. In addition, for the quarter ended September 30, 2006, we had a working capital deficit of $3,400,228 and a working capital deficit of $2,371,842 for the year ended December 31, 2005. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operation.

We Will Need To Raise Additional Capital and Debt Funding To Sustain Operations

We are reliant on either term debt financing or sale of equity to obtain cash to pay our employees and suppliers. Thus, unless we can become profitable, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to grow our sales.

Since inception in 1999, we have relied on external financing to fund our operations. Such financing has historically come from a combination of borrowings and the sale of common stock to related and third parties. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to scale back our business operations. Any of these events could be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital from either the equity market or from debt sources to fund our operating costs, current liabilities and anticipated future expansion.

We Are Subject To A Working Capital Deficit, Which Means That Our Current Assets On September 30, 2006 Were Not Sufficient To Satisfy Our Current Liabilities

We had a working capital deficit of $3,400,228 at September 30, 2006, which means that our current liabilities as of that date exceeded our current assets by that amount. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit, we may have to raise capital or debt to fund the deficit or reach agreement with some of our creditors to convert debt to equity or curtail our operations.

Our Common Stock May Be Affected By Significant Trading Volume Fluctuations, Which Could Adversely Affect Our Shareholders’ Ability To Sell Our Common Stock In Short-Time Periods

An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

Our Common Stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

With a price of less than $5.00 per share;

That are not traded on a “recognized” national exchange;

Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Our Shareholders’ Ability To Sell Shares Of Our Common Stock

Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders’ ability to sell shares of our common stock.

We Could Fail To Attract Or Retain Key Personnel

Our success largely depends on the efforts and abilities of key executives and consultants, including Patrick Smyth, our Chairman and Chief Executive Officer, and Canon Bryan, our Chief Financial Officer and Secretary. The loss of the services of either officer could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on either Messrs. Smyth or Bryan. In addition, we need to attract additional high quality sales and consulting personnel. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

We Are Subject To Price Volatility Due To Our Operations Materially Fluctuating; As A Result, Any Quarter-To-Quarter Comparisons In Our Financial Statements May Not Be Meaningful

As a result of the evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

our ability to retain existing clients and customers;

our ability to attract new clients and customers at a steady rate;

our ability to maintain client satisfaction;

the extent to which our products gain market acceptance;

the timing and size of client and customer purchases;

introductions of products and services by competitors;

price competition in the markets in which we compete;

our ability to attract, train, and retain skilled management;

the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure; and

general economic conditions and economic conditions specific to media distribution and music.

We May Not Be Able To Compete Effectively In Markets Where Our Competitors Have More Resources

Many of our competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than CYOP. Based on total assets and annual revenues, we are significantly smaller than many of our competitors. Similarly, we compete against significantly larger and better-financed companies in our business. We may not successfully compete in any market in which we conduct business currently or in the future. The fact that we compete with established competitors who have substantially greater financial resources and longer operating histories than us, enables them to engage in more substantial advertising and promotion and attract a greater number of customers and business than we currently attract. While this competition is already intense, if it increases, it could have an even greater adverse impact on our revenues and profitability.

If We Are Unable To Respond To The Rapid Changes In Technology And Services Which Characterize Our Industry, Our Business And Financial Condition Could Be Negatively Affected

Our business is directly impacted by changes in the Internet and website services industry. Changes in technology could affect the market for our services and necessitate changes to those services. We believe that our future success will depend largely on our ability to anticipate or adapt to such changes, to offer on a timely basis, services that meet these evolving standards and demand of our customers. We also believe that our future success will depend upon how successfully we are able to respond to the rapidly changing technologies and products. We cannot offer any assurance that we will be able to respond successfully to these or other technological changes, or to new products and services offered by our current and future competitors, and cannot predict whether we will encounter delays or problems in these areas, which could have a material adverse affect on our business, financial condition and results of operations.

We May Be Unable To Manage Growth, Which May Impact Our Potential Profitability

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

Establish definitive business strategies, goals and objectives.

Maintain a system of management controls.

Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

Risks Related To This Offering

Future Sales By Our Stockholders May Negatively Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of The Debentures and subsequent Conversion and the Sale of Shares Underlying the Debentures

The sale of the Secured Convertible Debentures and Warrants pursuant to the Securities Purchase Agreement will have a dilutive impact on our stockholders upon conversion into common stock. The conversion and exercise prices of the aforesaid Debentures and Warrants may be less than your cost to acquire our common shares. In the event of the exercise of these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in the Company as well as the book value of your common shares. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling stockholders intend to sell in the public market 91,060,813 shares of common stock being registered in this offering. That means that up to 91,060,813 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Our officers and directors and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

The Sale Of Our Stock Under The Secured Convertible Debentures Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

In many circumstances the provision of Secured Convertible Debentures for companies that are traded on the Over-the-Counter Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the debt raised will be used for our growth. Such an event could place further downward pressure on the price of common stock.

The outstanding Secured Convertible Debentures are convertible at a discount to the market price of our common stock. As a result, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. Persons engaging in short sales first sell shares that they do not own, and thereafter, purchase shares to cover their previous sales. To the extent the stock price declines between the time the person sells the shares and subsequently purchase the shares, the person engaging in short sales will profit from the transaction, and the greater the decline in the stock, the greater the profit to the person engaging in such short-sales. Because the Secured Convertible Debentures are convertible at a discount to market, it is possible that the debentures could be converted if the market price of our common stock declines, thus, supplying any short sellers with the opportunity to cover their short positions. By contrast, a person owning a long position in a stock, such as an investor purchasing shares in this offering, first purchases the shares at the then market price, the stock price declines while the person owns the shares, then upon the sale of such shares the person maintaining the long position will incur a loss, and the greater the decline in the stock price, the greater the loss which is incurred by the person owning a long position in the stock.

If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for our stock, the price will likely decline. It is not possible to predict if the circumstances where by a short sales could materialize or to what our share price could drop. In some companies that have been subjected to short sales their stock price has dropped to near zero. We cannot provide any assurances that this situation will not happen to us.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Our Shareholders’ Ability To Sell Shares Of Our Common Stock

Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders’ ability to sell shares of our common stock.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder. The selling stockholder is the entity who have assisted in or provided financing to us. A description of the selling stockholder’s relationship to us and how the selling stockholder acquired the shares to be sold in this offering is detailed in the information immediately following this table. The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Securities Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. See footnote (1) to this table. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

The selling stockholder is under no obligation to sell all or any portion of the common shares offered for sale under this prospectus. Accordingly, no estimate can be given as to the amount or percentage of our common shares that will ultimately be held by the selling stockholder upon termination of sales pursuant to this prospectus.

The total number of common shares sold under this prospectus may be adjusted to reflect stock dividends, stock distributions, splits, combinations or recapitalizations.

Unless otherwise stated below, to our knowledge no selling shareholder nor any of affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering	Percentage of Shares Beneficially Owned After Offering (1)(2)	Shares Beneficially owned after Offering
Cornell Capital Partners, L.P. (3)	9,149,921(4)	2.33%(1(4))	91,060,813(4)	1.89%(1)(4)	9,149,921
Total	9,149,921(4)	2.33%(1(4))	91,060,813(4)	1.89%(1)(4)	9,149,921

*	Equals less than 1%.

(1)
Applicable percentage of ownership is based on 393,118,043 shares of common stock outstanding as of February 7, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of February 7, 2007, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of February 7, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and insider trading regulations - percentage computation is for form purposes only.

(2)	Assumes the sale of all common shares under this prospectus.

(3)
All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors.

(4)
91,060,813 shares which represent the approximate number of shares underlying the Secured Convertible Debentures that may be converted by Cornell Capital Partners. The terms of the Secured Convertible Debentures held by Cornell Capital Partners provided that in no event shall Cornell Capital Partners be entitled to convert the Secured Convertible Debentures for a number of shares which, upon giving effect to the conversion, would cause the aggregate number of shares beneficially owned by Cornell Capital Partners and its affiliates to exceed 4.99% of the total outstanding shares of CYOP following such conversion. It is also noted that for the Secured Convertible Debentures conversion, a market price of $ 0.00338 per share is assumed for the Secured Convertible Debentures. Because the conversion price may fluctuate based on the market price of our stock, the actual number of shares to be issued upon conversion of the Secured Convertible Debentures may be higher or lower.

The following information contains a description of each selling stockholders’ relationship to us and how each selling stockholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship with us, except as follows:

Shares Acquired In Financing Transactions With CYOP

Cornell Capital Partners. Cornell Capital Partners is the holder of the Secured Convertible Debentures. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with us. Those transactions are explained below:

Securities Purchase Agreement. On December 15, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners. Pursuant to the Securities Purchase Agreement, Cornell Capital Partners purchased secured convertible debentures in the original principal amount of $1,350,000. The debentures have a three-year term and accrues annual interest of 10%.  The $700,000 under the secured convertible debenture was disbursed to us upon the execution of the Securities Purchase Agreement on December 15, 2005. A second closing of $150,000 was disbursed to us on June 15, 2006. We shall receive $500,000 one business day prior to the date the registration statement is declared effective by the Securities and Exchange Commission, provided that we have increased our authorized shares to three billion (3,000,000,000). The debentures mature on December 15, 2008 and June 15, 2009 respectively. The secured convertible debentures may be redeemed by us at any time, in whole or in part. We will pay a redemption premium of 20% of the amount redeemed in addition to such redemption. The debentures are convertible from time to time into our common stock by Cornell at a price per share equal to ninety percent (90%) of the lowest average volume weighted average price, as quoted by Bloomberg, LP, for the thirty (30) trading days immediately preceding the conversion date. Cornell was granted a security interest in certain of our assets pursuant to an amended and restated security agreement dated December 15, 2005. Cornell also received five year warrants to purchase 2,970,000 shares of common stock, 1,350,000 shares at an exercise price of $0.05 per share and 1,620,000 shares at an exercise price of $0.06 per share which are not being registered on this registration statement.

There are certain risks related to sales by Cornell Capital Partners, including:

The shares underlying the Secured Convertible Debentures will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater likelihood that Cornell Capital Partners receives more shares.

To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by third parties. This could place further downward pressure on the price of the common stock.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding us so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

USE OF PROCEEDS
RECEIVED FROM THE SECURITIES PURCHASE AGREEMENT

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the issuance of the Secured Convertible Debentures issued to Cornell Capital Partners as described herein.

We are registering an aggregate 91,060,813 shares of its common stock consisting of 91,060,813 shares underlying the Secured Convertible Debentures.

For illustrative purposes only, we have set forth below our intended use of proceeds we may receive under the Secured Convertible Debentures. The table assumes estimated offering expenses of $85,000. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross Proceeds	$1,350,000
Estimated Offering Expenses	$85,000
Net Proceeds	$1,265,000

USE OF PROCEEDS:
Business Development	$785,500
Infrastructure and Improvements	100,000
Operating Capital	379,500
Total	$1,265,000

To date, the Company has received $1,350,000 under the above Security Purchase Agreement.

DILUTION

Our net tangible book value as of September 30, 2006 was a deficit of ($1,393,068) or ($0.00368) per share of common stock. Net tangible book value per share is determined by dividing out tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholder and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. The sale of the Secured Convertible Debentures pursuant to the Securities Purchase Agreement will have a dilutive impact on our stockholders upon conversion into common stock. The conversion and exercise prices of the aforesaid Debentures may be less than your cost to acquire our common shares. In the event of the exercise of these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in us as well as the book value of your common shares. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline.

PLAN OF DISTRIBUTION

The selling stockholder has advised us that the sale or distribution of our common stock owned by the selling stockholder may be effected by the selling stockholder as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholder or by agreement between the selling stockholder and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholder effects such transactions by selling its shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholder and any broker-dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

The Debentures are convertible from time to time into our common stock by Cornell for at the price per share of an amount equal to ninety percent (90%) of the lowest average volume weighted average price of the our common stock, as quoted by Bloomberg, LP, for the thirty (30) trading days immediately preceding the conversion date.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $250, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $17,250. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them.

The selling stockholder should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholder, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholdersor their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholder is distributing shares covered by this prospectus. The selling stockholder is advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We provide multimedia transactional technology solutions and services for the entertainment industry. Our range of products and services include financial transaction platforms for on-line video games and integrated e-commerce transaction technology for on-line merchants.

Going Concern

Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced recurring net losses from operations, which losses have caused a net loss of $1,736,614 for the nine months ended September 30, 2006 and accumulated deficit of $7,153,847. In addition, for the quarter ended September 30, 2006, we had a working capital deficit of $3,400,228 and a working capital deficit of $2,371,842 for the year ended December 31, 2005. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operation.

Critical Accounting Policies

Revenue Recognition

We derive revenue from providing services on software development and online Internet transaction platform maintenance. Service revenues are recognized when services have been performed and delivered in accordance with service agreements, we have no significant remaining performance requirements, there are no material uncertainties regarding customer acceptance and collection of the resulting receivable is deemed probable.

Income Taxes

We have adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”, which requires us to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in our financial statements or tax returns using the liability method.  Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.  The effect on deferred income tax assets and liabilities of a change in income tax rates is included in the period that includes the enactment date.

Stock-Based Compensation

We have adopted the disclosure-only provisions of SFAS No. 123 “Accounting for Stock-based Compensation.” SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. We account for stock-based compensation issued to our employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued To Employees” and related interpretations.

Goodwill And Other Intangible Assets

Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.  This statement requires that intangible assets with an indefinite life are not amortized.  Intangible assets with a definite life are amortized over its useful life or estimated of its useful life.  Indefinite life intangible assets will be tested for impairment annually, and will be tested for impairment between annual tests if any events occur or circumstances change that would indicate that the carrying amount may be impaired.  Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset (asset group) may not be recoverable.  An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated non-discounted cash flows used in determining the fair value of the assets.  The amount of the impairment loss to be recorded is calculated by the excess of the assets carrying value over its fair value.

Results Of Operations For The Nine Months Ended September 30, 2006 As Compared To The September Months Ended September 30, 2005.

Revenue

For the nine months ended September 30, 2006, we generated revenue of nil from operations. During the nine month period ending September 30, 2005, we generated revenues of $6,404. The reduction in revenues for the comparable period is primarily due to operations being placed on standby, owing to insufficient liquid resources to fund them.

General and Administrative expenses

General and administrative expenses consist primarily of, legal and audit professional fees, and other general corporate and office expenses, for the nine-month period ending September 30, 2006 of $775,300. General and administrative expenses increased by $599,612 from the nine-month period ended September 30, 2005 from $175,688. This increase is primarily due to increased legal and audit fees and the write down of a security deposit related to an Asset Purchase Agreement on which we were in default.

Consultants Fees

Consultant fees consist of the company’s contract labor, primarily technical services and management. For the nine-month period ending September 30, 2006, we had consultant fees expense of $848,478. This compares to consultant fees of $1,131,232 for the nine-month period ending September 30, 2005. The decrease is due primarily to the 2006 Consultant Stock Plan issuance occurring at a lower deemed share price than the 2005 Consultant Stock Plan issuance. An equal number of shares were issued for these plans.

Interest Expense

Interest expense increased to $196,769 for the nine months ended September 30, 2006 from $71,137 for the nine months ended September 30, 2005 due primarily to interest accruing on the convertible debenture issued by Cornell Capital LP, as described above and in the notes to the financial statements, which convertible debenture had not been issued in the same period of 2005.

Equity Method Investment

During the nine months ended September 30, 2006, we recorded $38,939 of losses from it’s investment in equity securities accounted for by the equity method. We acquired the investment in December 2004.

Results of Operations For Three Months Ended September 30, 2006 As Compared To The Three Months Ended September 30, 2005.

Revenue

For the quarter ended September 30, 2006, we generated revenue of nil from operations. The same quarter period ending September 30, 2005 generated revenues of $1,371. The reduction in revenues for the comparable period is primarily due to operations being placed on standby in 2006, owing to insufficient liquid resources to fund them.

General and Administrative expenses

General and administrative expenses consist primarily of, legal and audit professional fees, insurance and other general corporate and office expenses, for the three-month period ending September 30, 2006 of $383,463. General and administrative expenses increased by $320,732 from the three-month period ended September 30, 2005 from $62,371. This decrease is due primarily to the write down of a security deposit related to an Asset Purchase Agreement on which we were in default.

We expect to continue to incur general and administrative expenses to support the business, and there can be no assurances that we will be able to generate sufficient revenue to cover these expenses. We will be relying on the equity financing to support the business.

Consultants Fees

Consultant fees consist of our contract labor primarily technical services and management. Of the total $654,589 expense in the period $127,640 was accrued compensation and $552,000 was related to the 2006 Consultant Stock Plan through which 45 million shares were issued to consultants.

Interest Expenses

Interest expenses of $68,517 is a reflection of accrued interest on related party loans and a convertible debenture. The imputed amount for the same quarter in 2005 was $18,075. This increase is due primarily to a convertible debenture payable that had not yet been issued to us in 2005.

Equity Method Investment

In the quarter ended September 30, 2006, we recorded $14,847 of losses from our investment in equity securities accounted for by the equity method. We acquired the investment in December 2004.

Results Of Operations For The Year Ended December 31, 2005, Compared To The Year Ended December 31, 2004

Revenue

Revenue for the fiscal year ended December 31, 2005 decreased to $8,138 from $24,781 for the fiscal year ended December 31, 2004. This decrease is a result of limited marketing and the management time expended in closing the SEDA (“Standby Equity Distribution Agreement”) with Cornell Capital Partners LLP.

Cost Of Sales

We recorded cost of sales of $59,302 during the year ended December 31, 2005 and $95,697 during the year ended December 31, 2004. This decrease is reflective of a number of things including a decrease in games licensing costs, coupled with a material expenditure in excess of $50,000 in game development costs and site translation costs.

Sales And Marketing Expenses

Sales and marketing expenses increased to $69,915 for the year ended December 31, 2005 from $0 for the year ended December 31, 2004. This is a result of a management decision to try various methods of driving traffic to the proprietary site www.skillarcade.com without significant expenditures in third party advertising campaigns. Sales and marketing expenses include principally costs for marketing, co-brand advertising and keyword buys for our site and participation in trade shows.

We expect to again increase sales and marketing expenses to further our efforts to increase traffic to our Web portal and develop licensee opportunities with gaming portals. These costs will include commissions, salaries, advertising, and other promotional expenses intended to increase traffic to licensees and improve revenue. There can be no assurances that these expenditures will result in increased traffic or significant new revenue sources.

General And Administrative Expenses

General and administrative expenses consist primarily of legal and audit professional fees, finance, travel and other general corporate and office expenses. General and administrative expenses increased to $281,726 in 2005 as compared to $201,695. This was not primarily due to any one single factor. General and administrative costs also included a significant increase in associated legal fees from an ongoing SB-2 registration process.

We expect to continue to incur general and administrative expenses to support the business, and there can be no assurances that we will be able to generate sufficient revenue to cover these expenses. We will be relying primarily on our equity financing to support our business.

Consulting fees

Consulting fees increased to $1,194,552 in 2005 from $410,874 in 2004. This was primarily due to issuance of S-8 stock to consultants for services.

Corporate financing fees

Corporate financing fees decreased to $213,169 in 2005 from $317,392 in 2004 due to increased amounts of borrowing during the year as opposed to multiple borrowings for lower amounts in the previous year.

Interest Expense

Imputed interest expense decreased to $120,568 in 2005 from $123,657 in 2004 from demand loans from related parties. This is a result of loans to us from shareholders and directors accruing interest at 5% per annum as at October 1, 2004.

Loss Per Share And Net Loss

We ended the year with a net loss of ($2,012,050) in 2005, compared to ($1,049,505) in 2004. The net loss position for 2005 reflects a ($0.006) per share loss compared to the 2004 per share loss of ($0.007).

Liquidity And Capital Resources

While we have access to a source of financing upon effectiveness of this registration statement, . There can be no assurances that we will in the future achieve a consistent and reliable revenue stream adequate to support continued operations.

We had cash and cash equivalents of $218,843 and a working capital deficiency of ($2,371,842) at December 31, 2005. This compares to cash and cash equivalents of $7,337 and working capital deficiency of ($1,945,453) at December 31, 2004. This reflects the continued commitment by management with an increase of advancing shareholder loans and initial funding from Cornell Capital LLP in the form of promissory notes and convertible debentures to cover the cost of operations.

During the year ended December 31, 2005, we used cash of $1,424,298 in operating activities compared to using $601,301 in the prior year.

Net cash provided by financing activities was $1,694,374 in 2005, which compares to $638,564 in 2004. During the year ended December 31, 2005, $100,000 in promissory notes were granted by Cornell Capital Partners LLP and $1,350,000 in convertible debentures, of which $1,350,000 plus accrued interest remained outstanding at December 31, 2005.

Our future capital requirements will depend on a number of factors, including costs associated with development of our Web portal, the success and acceptance of our new games and the possible acquisition of complementary businesses, products and technologies. We do not have sufficient cash and cash equivalents on hand to conduct our operations through the first quarter of 2006, and are substantially dependent on the equity financing and interim funding from our Chairman and CEO to continue operations.

The debentures mature on December 15, 2008. The secured convertible debentures may be redeemed by us at any time, in whole or in part. We will pay a redemption premium of 20% of the amount redeemed in addition to such redemption. The debentures are convertible from time to time into our common stock of by Cornell for at the price per share of an amount equal to ninety percent (90%) of the lowest average volume weighted average price of our Common Stock, as quoted by Bloomberg, LP, for the thirty (30) trading days immediately preceding the conversion date. We granted Cornell a security interest in certain of our assets pursuant to amended and restated security agreement dated December 15, 2005. Cornell also received five year warrants to purchase 2,970,000 shares of common stock, 1,350,000 shares at an exercise price of $0.05 per share and 1,620,000 shares at an exercise price of $0.06 per share.

These instruments are not for trading purposes. They are classified as embedded derivatives pursuant to SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, and as such are carried at the difference of the exercise prices and the trading prices as prescribed by the SPA at the balance sheet dates.

To December 31, 2005, all revenues are incurred In United States dollars. Cash costs have been realized in both United States dollars and in Canadian dollars and as such, are subject to material foreign currency exchange rate risk. To date, the Company has not entered into foreign currency contracts to hedge against foreign currency risks between the Canadian dollar or other foreign currencies and our reporting currency, the United States dollar.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

New Accounting Pronouncements

In December 2004, The Financial Accounting Standards Board issued Statement of Financial Accounting Standard number 123r, “Share Based Payments” (“SFAS 123r”) which superseded SFAS 123 and APB No. 25. This statement eliminates the use of the intrinsic method as previously allowed under APB 25 and is effective for small issuers for years ending after December 15, 2005. We do not expect adoption of this statement to have an impact on their operations.

In December 2004, The Financial Accounting Standards Board issued Statement of Financial Accounting Standard number 153 “Exchanges of Non Monetary Assets - An Amendment of APB No 29”. This statement removed the exemption in APB 29 to the use of the fair value method in certain transactions and is effective for years beginning after June 15, 2005. We do not expect the adoption of this statement to have an impact on their operations.

In March 2005, The Financial Account Standards Board issued FASB Interpretation No. 47 (“FIN 47”) “Accounting for Conditional Asset retirement Obligations”. This statement requires the recognition of liabilities associated with assets that will be retired in the future be accounted for in the cost of the assets if a reasonable estimate of the fair value of such cost can be made. This interpretation becomes effective for annual statements ending after December 15, 2005. We do not expect the adoption of this statement to have an impact on their operation.

In May 2005, The Financial Accounting Standards Board issued Statement of Financial Accounting Standard number 154 “Accounting for Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3”. This statement changes the application and reporting of changes in accounting principles and correction of errors. We do not expect the adoption of this statement to have an impact on their operations.

DESCRIPTION OF BUSINESS

Background

We were incorporated on October 29, 1999 in as Triple 8 Development Corporation under the laws of the State of Nevada to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada. We changed our name to CYOP Systems International Incorporated on October 30, 2000. On November 3, 2000, we acquired 100% of the issued and outstanding shares of CYOP Systems Inc., Barbados (“CYOP Barbados”). This transaction was accounted for as a reverse acquisition and a recapitalization.

CYOP Barbados was incorporated under the laws of Barbados on June 20, 2000. On August 31, 2000, CYOP Barbados acquired 100% of the issued and outstanding shares of Moshpit Entertainment Inc., Canada (“Moshpit”), a company incorporated under the laws British Columbia, Canada. CYOP Barbados sold 100% of the issued and outstanding shares of Moshpit by an agreement dated April 1, 2002 to a former stockholder and the sole director. On April 29, 2005, we incorporated Red Felt Software under the laws of the United Kingdom.

Business

We are a developer and provider of online gaming solutions and services for the iGaming industry.  Our range of products and services include financial transaction platforms for on-line casinos, online gaming software, gaming websites, poker portals and integrated e-commerce transaction technology for on-line merchants.

We find ourselves at the crossroads of a booming industry, and is working diligently to capitalize on the growing popularity of Internet Gaming in all of its forms.

The global online gaming market has experienced rapid growth since its establishment in the 1990s but remains relatively immature. According to GamingPublic.com, global revenues from online gambling will reach USD$16 billion in 2006, up from USD$ 12 billion in 2005 and USD$ 7.0 billion in 2004.

For the five-year period from 2005 to 2009, it is estimated that revenues generated by the global online gaming market will increase to approximately $22.7 billion, representing a compound annual growth rate of approximately 22 percent. On this basis, the global online gaming market would still only represent approximately 8 percent of the total global gaming market in 2009.

By 2010, the online gaming industry will surpass USD$25 billion.

The Internet is altering the method by which gambling occurs, and this transformation is starting to have an effect on how people gamble. Online games do not need any traditional retailers, and retailing does not offer anything the Internet cannot provide, except that the consumer can physically see and feel the product. With our software, the customer’s experience only differs by his surroundings as the play of games is an exact replica of the casinos and in retail outlets.

According to the ‘Computer Industry Almanac’, the number of Internet users in the world in 1999 amounted to 185 million and the number is now put at almost 1.07 Billion.

Computer games have not replaced the opulence of the brick and mortar casino, but they have been an excellent substitute for the hard-core gambler. Internet generally and on-line gaming in particular creates opportunities to eliminate a couple of phases in the distribution chain and provide entertainment from the safety of home.

The entertainment industry is proceeding towards a more clear integration of computer games, music, video and Internet. With the total integration of the entertainment branch, computer gambling will obtain a greater acceptance and reach a larger public, by the side of so-called “hardcore gamblers” according to Datamonitor.

Global iGaming Overview

Global revenues from online gambling will reach USD$15 billion in 2006, up from USD $10 billion in 2005 and USD $7.0 billion last year.

The global online gaming market has experienced rapid growth since its establishment in the 1990's but remains relatively immature. Although estimates as to the current size and growth rates of the global online gaming market vary considerably, it is estimated that the market generated revenue of approximately $7.0 billion in 2004, representing just over three percent of the total global gaming market. In 2004, casino and bingo games represented approximately 29 percent of the online gaming market, and poker represented approximately 13 percent.

Analyzing the market by “product” shows that betting generally in betting exchanges and sportsbooks dominates at 38 percent with online casinos handling 23 percent of the action and online poker close behind at 22 percent. Skill Gaming and Bingo hold 2 percent and 5 percent respectively with online lotteries in a growth phase expected to surge from a current 10 percent to 27 percent by 2010.

Sub-market delivery channels include mobile or m-gaming at 15 percent with growth to 27 percent likely by 2010, and interactive TV at 3 percent with surprisingly slow growth to only 5 percent over the same period.

For the five-year period from 2005 to 2009, it is estimated that revenues generated by the global online gaming market will increase to approximately $22.75 billion, representing a compound annual growth rate of approximately 23 percent. On this basis, the global online gaming market would still only represent approximately 8 percent of the total global gaming market in 2009.

Expansion in Existing Markets

Governments moving towards a more prohibitive or more permissive stance in any country will have a definite impact on the growth of Internet gaming in that particular market - albeit that prohibitive policies will prove difficult to enforce. The details of the legal situation are discussed in detail later in this plan, but we would highlight again three particular markets to watch on this front:

The United States is the “big one” for potential near-to-medium term growth, if it were to become more permissive, assuming that the massive 50+% of today’s online gambling market that already originates from the United States could be significantly bigger if it became (indisputably) legal to offer online gambling to U.S. residents.

A scenario in which the US becomes more prohibitive would probably cause a near-term decline in U.S.-derived revenues (depending on what measures were implemented), but we do not see a credible way of enforcing a prohibition in the longer term, in the context of other jurisdictions being willing to regulate the industry. That said, an issue with the legislation is whether it enables advertising and sponsorship as getting increasingly harder or easier. If the U.S. legal situation remains as the status quo, we still see considerable momentum in the growth of gambling revenue from U.S. punters.

Europe is the next biggest gambling market at present. The United Kingdom is out in front in terms of developing a permissive regulation, and the rest of Europe seems to be slowly coming to terms with the fact that Internet gambling is not going to go away. Our best guess is that liberalization will come to Europe over the next 2-5 years, either through the European courts, or possibly through an EC directive, but it will gradually come. Again, prohibition will be tough to enforce, particularly when EU member states like the United Kingdom and Malta are happy to regulate operators.

China, representing a large proportion of the global population, also represents a huge untapped online gambling market if it ever opens up. At present, prohibition is enforced with pretty severe penalties for individuals breaking the law, so we can only see upside in terms of the revenue potential from China. Although whether companies will continue to take bets from Chinese citizens, given the clear illegality, appears to be questionable.

Regarding these key markets, we suggest it is an all-or-nothing situation - i.e. it becomes increasingly untenable in a global Internet-based market for a given country to stick by a prohibitionist stance. If the U.S., Europe and China were to stand united in prohibition, it might then be feasible to control and restrict it - but with Europe showing signs of cracking, led by the United Kingdom, the long-term development must be in the direction of regulating rather than trying to prohibit online gambling.

The legal situation in each market will also determine how competitive each market is. At present in the U.S., with the ambiguous legality, it seems to be a case of “he who dares wins”, in that many operators refuse to take bets from the U.S. at present, while the likes of Sportingbet make the majority of their profits from U.S. customers and enjoy relatively limited competition, particularly from the big land-based brands like the U.S. listed gaming companies or most United Kingdom bookmakers. The later you leave it, the greater the economic consequences for such a crackdown - what will be the combined market capitalization and employee size of the online gaming companies in three years time?

Legal developments will also mean that the relative growth of the different forms of online gambling on a global scale will depend on the cultural preferences of those markets that are being legalized.

Red Felt Software

We launched www.redfeltsoftware.com through a newly formed United Kingdom Company, Red Felt Software Ltd., which has been organized as our wholly owned subsidiary.

With Red Felt Software Ltd., we will pursue in the iGaming market place turnkey licensing opportunities for enterprises wishing to enter and capitalize in this market space. The United Kingdom is being recognized as a jurisdiction embracing and regulating this sector.

Online gaming is forecasted to be an industry segment with significantly above-average growth. Gaming consultants Christian Capital forecast that gaming revenue will rise to $22.7 billion by 2009, from $8.2 billion in 2004, an annualized growth rate of 22 percent. Online gaming is also expected to seize an 8.1% share of the worldwide global gaming market according to www.GamingPublic.com.

Red Felt Software is a simple non-download gaming system that can be easily executed and distributed to end-users by any webmaster or administrator. We also provide the necessary management experience and support to our licensees and their customers.

Upon receipt of financing, we intend to begin marketing activities with respect to the licensing of the software to existing portals online gaming operators as well as to traditional casinos. Furthermore, upon receipt of financing, we intend to increase the sales force to solicit licensing agreements with companies that have global clientele.

These games are being made available to third party operators whereby they pay one-time customization fees, followed by an ongoing percentage of the net revenues to us. Given the changes in the laws in the United States regarding iGaming payment processing, Red Felt will no longer take a percentage of net wagers from its USA facing licensees. Rather, it will take a fixed monthly fee covering the following services provided by the company:

•	Management of gaming software

•	Marketing support

•	Hosting and collocation of web servers

•	Hosting and collocation of gaming and transaction servers

•	Technical Support and Security Monitoring

By structuring the software fees this way, Red Felt believes it has positioned itself so that it will not benefit from wagering that occurs in the USA and it will remain in compliance with the Unlawful Internet Gambling Enforcement Act of 2006 (included in HR 4954, the Port Security Improvement Act of 2006)

Non USA facing licensees will pay an upfront set up fee, a percentage of the net and a monthly hosting fee for:

•	Fully built gaming site

•	Non-Download gaming software

•	Real Time live reporting

•	Hosting & Server monitoring

•	Credit Card Processing

RedFeltPoker.com

The RedFeltPoker.com site, previously known as TenSeatPoker.com, is the flagship play-for-cash poker site featuring the our licensed poker games, and will be marketed with the goal of establishing brand recognition and driving revenues from targeted audience areas. Operated through its subsidiary, Red Felt Software Ltd., we announced an executed agreement with Action Poker Gaming Inc., to license their online poker system.

The software includes classic poker games of Texas Hold’em, Omaha and 7 Card Stud, as well favorites such as Omaha Hi. Players will be able to pick from ring game action, daily tournaments with entries to the World Poker Tour, the World Series of Poker and all the major events.

We have negotiated with a number of payment processors to ensure global payments including the ability to leverage Check 21, laws regulating paper drafts, and new technologies to provide the optimal online payment processing. This also includes direct debit from banking institutions, major credit cards and multiple currencies.

More than 200 online poker sites collectively are generating about $3 billion a year in revenues, equal to 60% of last year's $5 billion in gambling revenues from all of the Las Vegas “Strip”. An estimated 1.7 million players are active online; meaning they've played Internet poker in the past six months and about 150,000 people play on an average day, according to PokerPulse.com.

We plan to derive revenues from a percentage of the rake and through processing fees. Rake is the percentage of the pot that the house collects as compensation for hosting the game. The maximum rake in ring games is $3, with a minimum pot size needed for any rake. Tournament style games do not have a rake, but have an entry fee.

Distribution Methods Of Our Products And Services

We have licensed a financial transaction platform to seamlessly integrate the front end and player experience. We will be providing online gambling software for business, and shall derive a percentage of the gross wagers made by customers with the ultimate goal of being recognized as a top software provider.

iGaming is similar to Brick & Mortar wagering. A customer enters the site and opens an account by completing an information form. A credit card or other method of payment is used to deposit a minimum of USD$20.00, although larger deposits can be made.

The gamer then chooses a game to play and a wager is debited from the gamer’s account.

Here's how it works:

1.	A player simply chooses a betting amount in the drop down menu from the website.

2.	The player then selects the total amount of the bet.

3.	The player makes the bet.

4.	The player wins or loses and the account information is updated automatically

5.	If a gamer wishes to withdraw their funds, he or she posts a withdrawal notice and a check is sent to the gamers’ listed address or the merchant processor is credited back.

We will also license an end-to-end solution to gaming communities and portals to generate further revenues and offer partner sites an additional revenue source by charging a percentage of the gross amount wagered and won, as well a percentage of the processing fees. Licensing in this manner builds brand awareness quickly and is commonplace throughout the online casino industry.

Collecting and processing fees through financial institutions and disbursing funds through a revenue sharing model to vertical channel partners in this manner creates market opportunity through revenue sharing and reducing upfront investment costs for affiliate sites and portals in a vertically integrated marketing channel.

We also intend to look at other companies with web portals for acquisition. Such Internet properties must have both active databases and solid web traffic before consideration for purchase.

We also will be investigating strategic options for the company including mergers and/or acquisitions. We will continue to promote our management of iGaming software and build non-US-based business relationships. However, we have now also begun looking at alternative technology companies with which to enter into joint venture, to merge with or to acquire. While we cannot guarantee the success of this strategy, we do feel confident that we have the knowledge and expertise to manage such a transaction subject to shareholder approval. Furthermore, exploring these calculated options will not adversely impact day-to-day operations or our ability to service our customer base.

Growth Drivers

Channels

The key to success in the aggregation of players within an online gaming network is identifying and offering multiple channels to customers who will participate in multiple methodologies of connecting to the network. We will establish our platform as the most progressive channel offering, granting customers access to the network through a number of sophisticated entry points. Attracting customers through multiple channels allows us to take advantage of the growth and technology advancements of the Internet, Mobile, and Kiosk/iTV markets.

One of the strategies is the future development of a number of new iGaming vertical portals, which shall be used to drive traffic to its flagship site, RedFelt.com.com.

Internet

This will represent the majority of how customers participate within the online gaming network. Customers will interface with our platforms through the World Wide Web, where they can participate from any Internet connection. This will be the focal point of all platforms, and the we have positioned ourself to offer the most enticing offering of any gaming operator in the space.

Mobile

Carriers are rolling out packages that place emphasis on games, and value added services such as SMS, stock quotes and email. The growth of wireless gaming is the next step in the evolution of the video game industry. While Japan was the leader in wireless gaming technology, Europe has been getting a good reputation in developing SMS, MMS and Java games for a variety of Wireless ASP’s looking to develop their content.

This is the fastest growing trend within Internet gaming market is estimated by Juniper Research to be USD$6.9 billion in 2009.

We have significant experience and expertise within the mobile gaming sector, and will clearly understand the technologies and communications to launch a mobile platform. The online gaming network will be the key focus in offering a mobile channel.

Customers will have the option to participate and take part in the online gaming network from virtually any point. The key to the mobile application is to connect to the customer from anywhere and grant them access to the network from literally any location.

Again, the key focus of the mobile applications is to allow customers within the online gaming network to access the gaming offerings from any location, as well as notify them via SMS (also via email notification if on web) messaging when specific games they want are available.

The key to these services is to constantly interact with the customer, and become their sole provider of all relative information pertaining to the online gaming network.

Kiosk/iTV

The strategy behind the Kiosk/iTV markets is to establish ourselves as the leading online gaming network, and explore all opportunities and channels that make sense in regards to distribution of the network.

With the growing market of gaming kiosks distributed in North America, Europe, Asia, and South America, we would look to establish relationships with these distribution partners. Either by partnering with existing kiosk distributors or building out our own network of kiosks, we plan to gain traction and take part in this emerging market.

The blueprint for success is to monetize our existing network and connect with players through a number of methodologies such as a kiosk application.

As this venture gains momentum and builds a viable online gaming network, we would seek to establish partnerships with current iTV operators. This channel will evolve into connecting with players through multiple iTV avenues. Currently, we have begun discussions with iTV technology operators, and seek to implement this channel as we expand into new markets.

Languages & Currencies

We intend to build and upgrade the architecture of the online gaming network software to easily accept various currencies, incorporate additional languages to attract new players and reach markets that have not yet been exposed to the methodology of an online gaming network. Services will also have the capacity to be translated into multiple languages, and we will customize multiple sports information sites to cater to the relevant sports and news specific to those markets.

Co-Branded and Private Label Distribution Programs

We intend to enter into agreements with celebrities, businesses and game portals under which these wholesale distribution partners can offer Red Felt’s products and services under the logo "Play Games. Win Games. Make Money™". We will consider arrangements in which; the distribution partner is allowed to offer our services using its own brand if the benefits derived include greater market reach without fixed overhead costs and the ability to use partners to assist in the delivery of complete solutions to meet customer needs. We are actively pursuing the expansion of these distribution programs both domestically and internationally.

Advertising/Sponsorship Programs

We believe that many large corporations would take advantage of our sites in order to reach the demographics that players represent. As an example, Budweiser presently sponsors poker throughout the country paying for boards and equipment for many of the tournaments. They also provide added prize money for tournaments as do many such corporations and companies throughout the world.

Licensing Opportunities

We intend to license our software to other portals, verticals and gaming sites. This would include set up fee and ongoing licensing fees depending on volume. Red Felt provides the following to licensees who pay an upfront set up fee, a percentage of the net and / or a monthly hosting fee for:

Fully built gaming site
Non-Download gaming software
Real Time live reporting
Hosting & Server monitoring
Credit Card Processing
Marketing Support

We also intend to sell Turnkey sites to smaller investors for a smaller upfront fee plus ongoing licensing fees depending on volume. We will be building white labeled sites and has a number of URL’s and websites ready for sale.

RedFeltGold.com Super Affiliates

We began marketing a Super Affiliate program to existing qualified online web operators who wish to link to the RedFeltGold.com Network. Affiliates are not charged any set up fees and will receive between 25% and 50% of the Net Customer Loss (NCL*). NCL is defined as the Gross Bet made by a player less payout less processing charges.

The Affiliate program will only be open to sites with above average traffic and who demonstrate an ability to market themselves progressively.

Joint Ventures & Strategic Alliances

We intend to introduce our products to the high-end business community within the next six months. Other targeted opportunities include European- and Asian- based companies enabling us to be first to market in emerging areas of opportunity. Given that North America is approximately two to five years ahead of the rest of the Internet world, there exists an opportunity for start-up ventures in Asia and Europe due to the relative ease and low cost of marketing as compared to the Americas.

How We Plan To Expand Our Business Model

We intend to capitalize on our experience in the online gaming Industry by leveraging our experience and contacts in this, the most profitable sector of the global digital economy.  With the ability to integrate with popular online games like bingo, we believe that we have the opportunity to gain acceptance by licensing our software to the mainstream Internet portals and games sites as a viable on going alternative to advertising and subscription-based revenues

Conclusion

We are capitalizing on our experience in the Online Casino Industry by leveraging our experience and contacts in this, the most profitable sector of the Global Digital Economy.

The growth of I-Gaming commerce, coupled with the overall increase in the Internet population, will provide substantial traffic and income to us in the Global E-Commerce World. Maintaining a cutting edge marketing philosophy encompassing both offline and online marketing techniques will establish a dynamic web presence within the Asian and European marketplaces. A strong marketing foundation is being established to enable positive growth of memberships and revenue by constantly examining strategies moving forward and looking at the future.

Through a commitment of providing customers with high quality links and applicable gaming related content, we have the opportunity to become a premier entertainment company. Our competitive advantage will come in the form of:

•	Excellent product offerings

•	Professional layout of online products

•	Consistently maintained and continually updated site

•	Timely and relevant gaming information

•	Content that appeals to a wide variety of gamers

•	Experienced marketing expertise

Leveraging aggressive and innovative marketing plans to the most lucrative customers, and focusing on delivering a quality experience to users, we believe our RedFelt.com will become a leading on-line global online gaming software network. With the explosion of on-line gaming in recent years, the time is now to carve out a position in this large market. While there are risks inherent in the approach described herein, management believes that current plans can largely overcome such risks.

Operations

While we do have a history of limited revenues, we also have a history of losses since our inception. If we are unable to generate enough revenue and become profitable, we will fail

Management

While our management has signed agreements, they are under no contractual obligation to remain with us and their departure could cause our business to fail. Our directors and our officers have varied business interests and are working for other companies from time to time. Members of management have signed written employment agreements with us and have deferred fees as we have not been able to afford to pay management members.

Manufacturing

We do not engage in any manufacturing activities.

Government Regulation

The Gambling Act 2005 replaces most of the existing law about gambling in Great Britain and puts in place an improved, more comprehensive structure of gambling regulation. This includes a new structure of flexible protections for children and vulnerable adults and, in particular, brings the burgeoning Internet gaming sector within British regulation for the first time. It creates a new independent regulatory body, the Gambling Commission, which will be the new, tough national regulator for commercial gambling in Great Britain.

The Gambling Commission will be accepting applications for remote gaming operating licenses under the Gambling Act 2005 from January 2007. However, licenses will only take effect from September 2007, when the Act will be fully implemented. When the new regulatory regime comes into being remote operators will only be licensed by the Commission if key equipment relating to licensable activities is based in Great Britain.

CYOP intends to apply for a license to operate remote gambling in the UK under the aforementioned laws.

Intellectual Property

On May 21, 2002, we terminated the software development agreement and a software licensing, technical support and operation of customer service and data centre agreement with a related company (related by a common director). As at that date $240,000 license fees were billed with $200,000 remaining unpaid at May 21, 2002.

In satisfaction of this unpaid amount and in consideration of terminating the agreement, the related company assigned all right, title and interest in: the Skill-Bingo Patents and the Skill-Bingo Inventions purchased from FYRC Inc.

As of September 30, 2006, due to market conditions, and a lack of adequate capitalization to fund certain activities, we have elected to wind down skill-related gaming operations. The remaining carrying value of the skill gaming technology at March 31, 2006 was 21,688. At September 30, 2006, this value was impaired and revalued at nil.

Competition

Our competitive position in the on-line gaming industry is dependent on our ability to market our system and acquire traffic and affiliates. Even though we believe our system is world class for delivering games online, it is possible we could receive intense competition from better financed companies with in-house software development capabilities who are able to offer online games.

Employees

At present, we employ one full time employee and no part-time employees. Other services are on contract and for marketing and administration, management and directors are relied upon.

MANAGEMENT

Officers And Directors

The following table sets forth the names and positions of our executive officers and directors. Our directors are elected at our annual meeting of stockholders and serve for one year or until successors are elected and qualify. Our Board of Directors elect our officers, and their terms of office are at the discretion of the Board, except to the extent governed by an employment contract.

As of December 31, 2006, our directors and executive officers, their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of their terms are as follows:

Name of Director/Executive Officer	Age	Position	Period Served
Patrick Smyth	39	Chairman of the Board, Chief Executive Officer	November 2006 to present

Canon Bryan	33	Chief Financial Officer, Secretary	January 2006 to present

Randy Peterson	55	Director	February 2005 to present

Jorge Andrade	36	Director	March 2006 to present

Below are the biographies of each of our officers and directors as of December 31, 2006.

Mr. Patrick Smyth, Chairman, CEO, Miami, FL

PATRICK SMYTH was appointed to his positions on November 24, 2006. PATRICK SMYTH was appointed to his positions on November 24, 2006.  Mr. Smyth devotes his time on an as needed basis, which he expects to be approximately 40 hours per week.

Mr. Smyth is the Chairman and CEO of CYOP and also serves as Director and Secretary to Red Felt Software Ltd. (UK); a wholly owned subsidiary of CYOP.  He was the President of CYOP from 2002 to 2005 where he was directly responsible for Operations, Global Growth Strategies, Investor Relations, Public Relations, and Communications.

Patrick Smyth is the founder and editor of GamingPublic.com, which presents analysis on a number of gaming products including online poker, Internet casinos, sportsbooks, lotteries, mobile gaming and pari-mutuel racing.

Mr. Smyth acts as an expert ecommerce consultant to Gerson Lehrman's Consumer Goods & Services Group and a "GLG Leader" and is in the top 5% of their global network.  He deals with investment banks, hedge funds and large brokerages who are looking for insights into and recommendations on various companies in the Gaming. eCommerce and Software industries.

He was most recently the Chairman and CEO of Gaming Transactions Inc.(Pink Sheets GGTS) from September 2004 to November 2006, the parent company of Keno.com; an online casino, poker, and sportsbook site.

Prior to joining CYOP, he was the President of NextLevel.com Inc.; a digital marketing company specializing in new media, celebrity web-property management, and online streaming. Central to his position was negotiating content deals with A-List musicians including U2, Madonna, Van Halen, Britney Spears, Jessica Simpson as well as major record companies.  In 1999 he founded and was CEO & President of Wiremix Media Inc.; a very successful advertising and marketing agency specializing in online gaming and e-commerce. They also had a suite of celebrities with whom he negotiated endorsement deals including Larry Holmes, Fuzzy Zoeller and Rodney Dangerfield.

From 1998 to 2000, he was Vice President of Casino Marketing at WorldGaming, whose licensees included Sportingbet (SBT.L) and Sportsbetting.com.

He is a member of the IGDA (International Gaming Developers Association), has co-authored a number of Online Gaming White Papers, speaks regularly at financial & gaming conferences and has written a number of articles on iGaming.  Mr. Smyth attended the University of British Columbia's B.A. program (History / Political Science).

Mr. Canon Bryan, Chief Financial Officer, Secretary, Vancouver, B.C., Canada

CANON BRYAN was appointed Principal Financial Officer on January 17, 2006. Since 2000, Mr. Bryan has been the managing director of his private company, ACB Analytics, providing financial advisory services to private and public companies. Mr. Bryan is currently Chief Financial Officer for Face Print Global Solutions, Inc., a company traded on the Over-the-Counter Bulletin Board. Mr. Bryan has worked in a variety of industries. For example, he serves as CFO for the International Pilots Group, a private charter airline and resort development business. He was a senior financial analyst for Lasik Vision Corporation, a Vancouver Stock Exchange-listed company that became the world’s largest provider of laser refractive surgical services during his tenure. He was also a member of the board of directors and chairman of the audit committee for Global Media Corporation, a NASDAQ-listed company. Mr. Bryan completed his studies in accounting with the Certified General Accountants Association of Canada; he is not designated as a Certified General Accountant.

Mr. Randy Peterson, Director, Vancouver, B.C., Canada

RANDY PETERSON was appointed to his position on February 22, 2005 as an independent Director. Mr. Peterson is a retired police detective, with a distinguished reputation and is also a judicially recognized gaming expert.  As a highly respected member of the gaming community, he is also the inventor of a number of games including skill-bingo and skill-poker. Mr. Peterson is a disinterested member of the Audit Committee. Mr. Peterson served with the Vancouver Police Department from October 1978 until his retirement on November 30, 2003. As a detective, Mr. Peterson worked primarily in gambling, internal investigations and, for the last two years, was the Departmental Security Officer. Since his retirement, he has worked part-time for Gateway Casinos in their surveillance department and is licensed with the Provincial Government as a security consultant. Mr. Peterson will assist the Company on developing its entry into new product launches, providing solutions for technical issues relating to current research and development, and identifying commercial opportunities for the creation of strategic partnerships.

Mr. Jorge Andrade Jr, Director, Los Angeles, CA

JORGE ANDRADE was elected to the Company’s board of directors On March 29, 2006. Mr. Andrade is the founder & President of West Coast Health Consulting Inc. a leading consulting firm dedicated to providing services for medical providers as well testing for patients in the workers compensation sector. Since 1998, he has managed Colgate-Palmolive Corp.’s awareness’s for the “Bright Smiles Bright Futures” program in a number of regions including Oakland, San Francisco, Oregon, Texas, Florida, Phoenix, Michigan and San Diego. Mr. Andrade is also involved in a number of businesses, and has experience in building long-term returns from start-up ventures. A nationally certified dentist, he is one of the initial founders of the Washington School Literary Club and also sits on the health advisory board for the Long Beach Head Start program.

Family Relationships

There are no family relationships among our directors or executive officers.

Involvement In Certain Legal Proceedings

None of our officers, directors, promoters or control persons have been involved in the past five years in any of the following:

(1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4) Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee And Financial Expert

Mr. Peterson serves on our audit committee. The audit committee does not have a financial expert. The audit committee reports to the Board of Directors regarding the appointment of our independent public accountants, the scope and results of our annual audit, compliance with our accounting and financial policies and management’s procedures and policies relative to the adequacy of our internal accounting controls.

Code Of Ethics

We have a Code of Ethics, which we adopted on April 7, 2004.

Executive Compensation

The following table sets forth, for the fiscal year ended December 31, 2005, information regarding the compensation earned by our Chief Executive Officer and each of our most highly compensated executive officers whose aggregate annual salary and bonus exceeded $100,000, for each of the years indicated (the “Named Executive Officers”), with respect to services rendered by such persons to us and our subsidiaries.

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION					LONG-TERM COMPENSATION
							AWARDS	PAYOUTS
NAME AND PRINCIPAL POSITION	YEAR	SALARY		BONUS ($)	OTHER ANNUAL COMPENSATION ($)	RESTRICTED STOCK AWARD(S) ($)	SECURITIES UNDERLYING OPTIONS/SARS (#)	LTIP PAYOUTS ($)	ALL OTHER COMPENSATION ($)

Mitch White	2005	$120,000	(1)	-	-	-	-	-	-
Former Chairman of the Board ,	2004	$120,000	(1)	-	-	-	-	-	-
Former Chief Executive Officer and Principal Financial Officer (2)	2003	-		-	-	-	-	--	-

Gordon Samson	2005	$120,000	(1)	-	-	-	-	-	-
Former Chief Financial Officer (3)	2004	$120,000	(1)	-	-	-	-	-	-
	2003	-		-	-	-	-	-	-

(1)	All compensation in 2004 for Messrs. White and Samson has been deferred other than $18,307.00 paid to Mr. Samson.

(2)
Mr. White resigned as Chief Executive Officer, Chairman of the Board and Principal Financial Officer on November 24, 2006. As of September 30, 2006, the Company owed Mr. White $1,069,393 pursuant to a loan made to us bearing a 5% interest rate.

(3)	Mr. Samson resigned as Chief Financial Officer on December 21, 2005. As of September 30, 2006, we owed Mr. Samson $108.949 pursuant to a loan made to us bearing a 5% interest rate.

Compensation Of Directors

Directors currently do not receive cash compensation for their services as members of the Board of Directors, although members are reimbursed for expenses in connection with attendance at Board of Directors meetings and specific business meetings. Directors are eligible to participate in our stock option plans. Option grants to directors are at the discretion of the Board of Directors. Compensation received by officers, directors, and management personnel will be determined from time to time by our Board of Directors.  Officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Employment Agreements

In November 2006, we entered into a management contract with Mr. Smyth. The contract can be terminated upon one year’s prior written notice unless there is a change of control.  If a change of control occurs, then the contract can be terminated only after two years following such change of control.  The following table describes the annual compensation provided under Mr. Smyth’s contract.   We will continue to accrue and/or pay compensation as necessary.

Name:	Base Compensation:	Bonus Compensation:
Patrick Smyth	$120,000	Up to 120% of base compensation

If Patrick Smyth is terminated other than for cause or disability or in violation of the change of control, then Patrick Smyth shall be entitled to be paid 200% of such base compensation, plus 200% of such annual incentive bonus.

In January 2006, we entered into a management contract with Mr. Bryan. The contract can be terminated upon prior written notice.  The following table describes the annual compensation provided under Mr. Bryan’s contract.   We will continue to accrue and/or pay compensation as necessary.

Name:	Base Compensation:	Bonus Compensation:
Canon Bryan	$75 per hour	1,000,000 common share options

DESCRIPTION OF PROPERTY

All our infrastructure and equipment is located in the Westin Building in Seattle, Washington, on a co-location agreement for $1,500 per month. We also have use of as office, rent-free which we use as our headquarters, located at Golden Cross House, 8 Duncannon Street, Strand, London, UK WC2N 4JF. We have an office in San Jose, Costa Rica that is provided free-of-charge by our CEO.

LEGAL PROCEEDINGS

We may be involved from time to time in various claims, lawsuits, disputes with third parties or breach of contract actions incidental to the normal course of business operations. We are currently not involved in any such litigation or any pending legal proceedings that management believes could have a material adverse effect on our financial position or results of operations.

PRINCIPAL STOCKHOLDERS

Security Ownership Of Certain Beneficial Owners And Management

The table below sets forth information with respect to the beneficial ownership of our common stock as of February 12, 2007 for (i) any person who we know is the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our directors or those nominated to be directors, and executive officers; and (iii) all of our directors and executive officers as a group. Except as otherwise noted in the footnotes below, the entity, individual Director or Executive Officer has sole voting power an investment power over such securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Common	Mitch White(2)(3) 5469 Wildwood Crescent Tsawwassen, B.C. V4M 359	76,100,000	19.4%

(1) Applicable percentage of ownership is based on 393,118,043 shares of common stock outstanding as of February 12, 2007 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting of investment power with respect to securities and securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of February 12 12, 2007 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 49,100,000 shares held by Pacific Rim Consulting. The address of Pacific Rim Consulting is 3076 Sir Francis Drake Highway, Box 3463 Road Town, Tortola, B.V.I. Mitch White is the person with voting and investment power of shares held by Pacific Rim Consulting.

(3) Includes 20,000,000 shares held by Greenday, Inc. The address for Greenday, Inc. is 3076 Sir Francis Drake Highway, Box 3463 Road Town, Tortola, B.V.I. Mitch White is the person with voting and investment power of shares held by Greenday, Inc.

SECURITY OWNERSHIP OF MANAGEMENT

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Common	Canon Bryan 1111 West Hastings Street, Suite 320 Vancouver, BC, V6E 2J3 CANADA	1,500,000	*
Common	Patrick Smyth 2520 SW 22ND ST # 2-370 Miami, FL 33145-3438 USA	8,400,000	2.1%
Common	Randy Peterson 40420 Thunderbird Ridge Garibaldi Highlands, B.C. V0N 1T0 CANADA	2,000,000	*
Common	Jorge Andrade 2970 S. Greenville St unit “E” Santa Ana, Ca, 92704	2,000,000	*
	All directors and executive officers, as a group (5 persons)	13,900,000	3.5%

*	Less than 1%.

(1)
Applicable percentage of ownership is based on 393,118,043 shares of common stock outstanding as of February 12, 2007 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting of investment power with respect to securities and securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of February 12, 2007 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two years, we have entered into transactions with a value in excess of $60,000 with an officer, director or beneficial owner of 5% or more of our common stock, or with a member of the immediate family of any of the foregoing named persons or entities, as follows:

(1) Our Former Chairman and Chief Executive Officer, Mr. Mitch White, had been the primary source of funding. Mr. White had directly advanced us total proceeds of $1,069,393 including deferred salaries. These loans are not secured by any of our assets or our subsidiaries and have no specified terms of maturity or any other terms.

(2) During the fiscal year 2005, we accrued imputed interest of approximately $62,454 at an interest rate of 5% per annum on interest-free loans totaling $1,116,542 from our directors. At October 1, 2004 these loans started to accrue interest at 5% per annum. Additionally, we accrued interest of $21,272 from a note due to us controlled by a related party at 10% on a balance of $212,725. Up to September 30, 2006, we accrued additional interest at a rate of 5% per annum totaling $45,252.

(3) On December 1, 2004, by agreement of both parties, we assigned a $1,800,000 promissory note, dated December 1, 2001, and maturing December 14, 2010, to an affiliated company, Gaming Transactions, Inc., in consideration for 25 million restricted shares of Gaming Transactions, Inc.’s common stock. This has been recorded as an equity investment and is carried at $1,579,339 as of September 30, 2006.

(4) We have received the following loans from the following related parties:

(a) Demand Loans Related Party

	September 30 2006	December 31, 2005
Interest bearing and unsecured at 5% per annum:
Andrea Carley - a former officer	$96,673	44,671
Mitch White - a former director, officer and stockholder	1,069,393	869,044
Gordon Samson - a former director and officer	108.949	110,109
Patrick Smyth - an officer and director	138,993	92,718
	$1,414,008	$1,116,542

(b) Short term Loan

	September 30, 2006	December 31, 2005
Non-Interest bearing and unsecured:
Jack Carley - related to a former director and stockholder	$44,625	$44,625
	$44,625	$44,625

(c)  Short-term Loan Related Party

	September 30, 2006	December 31, 2005
Interest at 10% per annum:
RedRuth Ventures	$212,725	$212,725
	$212,725	$212,725

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

(a) Market Information

Our stock began trading on the Over-the-Counter Bulletin Board in September 2002 under the symbol “CYOS.OB.”

The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported by the NASDAQ Over-the-Counter Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

YEAR 2004	High Bid	Low Bid
Quarter Ended March, 31, 2004	$0.0450	$0.0020
Quarter Ended June 30, 2004	$0.0330	$0.0090
Quarter Ended September 30, 2004	$0.0110	$0.0018
Quarter Ended December 31, 2004	$0.0043	$0.0013

YEAR 2005	High Bid	Low Bid
Quarter Ended March 31, 2005	$0.0265	$0.0018
Quarter Ended June 30, 2005	$0.6000	$0.0070
Quarter Ended September 30, 2005	$0.0566	$0.0220
Quarter Ended December 31, 2005	$0.0350	$0.0018

YEAR 2006	High Bid	Low Bid
Quarter Ended March 31, 2006	$0.1900	$0.0100
Quarter Ended June 30, 2006	$0.0170	$0.0051
Quarter Ended September 30, 2006	$0.1900	$0.0055
Quarter Ended December 31, 2006	$0.0095	$0.0031

(b) Holders Of Common Stock

As of February 12, 2007, we had approximately 2,025 shareholders of our common stock and 393,118,043 shares of our common stock were issued and outstanding. The transfer agent and registrar for our common stock is Nevada Agency and Trust Company. Their address is Suite 880, Bank of America Plaza, 50 West Liberty Street, Reno, Nevada 89501, and their telephone number is (775) 322-0626.

(c) Dividends

We have never declared or paid a cash dividend. There are no restrictions on the common stock or otherwise that limit the ability of us to pay cash dividends if declared by the Board of Directors. The holders of common stock are entitled to receive dividends if and when declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to the shareholders. Generally, we are not able to pay dividends if after payment of the dividends, we would be unable to pay our liabilities as they become due or if the value of our assets, after payment of the liabilities, is less than the aggregate of our liabilities and stated capital of all classes. We do not anticipate declaring or paying any cash dividends in the foreseeable future.

(d) Equity Compensation Plan

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	0	$0	0
Equity compensation plans not approved by equity holders	45,000,000	0.0187	0
Total	45,000,000	$841,500	0

(e) Description of Equity Compensation Plans

2003 Consultant Stock Plan

    We adopted our 2000 Stock Plan (the “2003 Plan”) on October 21, 2003. Pursuant to the 2003 Plan, it is a ten (10) year plan to grant common shares or right to receive common shares by consultants (per individual agreement) to a maximum 2,500,000 shares (restated for our stock split). The allocated number of shares includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

The purpose of the 2003 plan is to advance our interests by helping us obtain and retain the services of persons providing consulting services upon whose judgment, initiative, efforts and/or services we are substantially dependent, by offering to or providing those person with incentives or inducements affording such persons an opportunity to become owners of our capital stock.

On October 29, 2003, we filed with the SEC a registration statement on Form S-8 for the purpose of registering the common shares issuable under the 2003 Plan under the Securities Act of 1933. As of February 12, 2007, there are no shares available under the 2003 Plan.

 2005 Consultant Stock Plan

     We adopted our 2005 Non-Qualified Stock Option Plan (the “2005 Plan”) on February 18, 2005, is intended to promote our financial success and interests and materially increase shareholder value by giving incentives to our eligible officers and our other employees and directors of and consultants and advisors and any of our present or future subsidiaries through providing opportunities to acquire our stock.

     We reserved a total of 40,000,000 common shares for issuance under the 2005 Plan. The Stock Plan provides for the grants of common stock. No awards may be issued after the ten year anniversary of the date we adopted the Stock Plan, the termination date for the plan.

     On February 24, 2005, we filed with the SEC a registration statement on Form S-8 for the purpose of registering the common shares issuable under the 2005 Plan under the Securities Act of 1933. As of February 12, 2007, there are no shares available under the 2005 Plan.

 2006 Consultant Stock Plan

     We adopted our 2006 Non-Qualified Stock Option Plan (the “2006 Plan”) on September 1, 2006, is intended to promote our financial success and interests and materially increase shareholder value by giving incentives to the eligible officers and our other employees and directors of and consultants and advisors and any present or future of our subsidiaries through providing opportunities to acquire our stock..

     We reserved a total of 45,000,000 common shares for issuance under the 2006 Plan. The Stock Plan provides for the grants of common stock. No awards may be issued after the ten year anniversary of the date we adopted the Stock Plan, the termination date for the plan.

     On September 1, 2006, we filed with the SEC a registration statement on Form S-8 for the purpose of registering the common shares issuable under the 2006 Plan under the Securities Act of 1933. As of February 12, 2007, there are no shares available under the 2006 Plan.

Stand-Alone Grants

From time to time our board of directors grants common share purchase options or warrants to selected directors, officers, employees, consultants and advisors in payment of goods or services provided by such persons on a stand-alone basis outside of any of our formal stock plans. The terms of these grants are individually negotiated.

DESCRIPTION OF SECURITIES

General

Our Articles of Incorporation authorize the issuance of 500,000,000 shares of common stock, $0.0002 par value per share. As of February 12, 2007, there were 393,118,043 outstanding shares of common stock. We do not have preferred stock. Set forth below is a description of certain provisions relating to our capital stock. For additional information, regarding our stock please refer to our Articles of Incorporation and By-Laws.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of our common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

Preferred Stock

We have no preferred stock.

Warrants

We have issued two warrants to purchase 27,500,000 shares of our common stock as a one-time commitment fee under the Equity Distribution Agreement which was subsequently terminated. The first warrant for 15,000,000 shares of our common stock has an exercise price equal to $0.05. The second warrant for 12,500,000 shares of our common stock has an exercise price equal to $0.06. The warrants expire three years from September 2, 2005. Additionally, in connection with the purchase of the Secured Convertible Debentures, we issued Cornell five year warrants to purchase 2,970,000 shares of common stock, 1,350,000 shares at an exercise price of $0.05 per share and 1,620,000 shares at an exercise price of $0.06 per share.

Secured Convertible Debenture

We issued a secured convertible debenture in the original principal amount of $650,000 to Cornell Capital Partners on September 2, 2005. This convertible debenture plus unpaid and accrued interest totaling $19,446 was surrendered when the Equity Distribution Agreement with Cornell Capital Partners was terminated and in consideration in part for the Debentures that were issued. On December 15, 2005, pursuant to the Securities Purchase Agreement (SPA), Cornell Capital Partners purchased secured convertible debentures in the original principal amount of $1,350,000. The debentures have a three-year term and accrues annual interest of 10%. The $700,000 under the secured convertible debenture was disbursed to us upon the execution of the Securities Purchase Agreement on December 15, 2005. A second closing of $150,000 was disbursed to us on June 15, 2006. Another closing of $500,000 will be disbursed upon the discharge of certain conditions placed upon us in the SPA. The debentures mature on December 15, 2007, December 15, 2008 and June 15, 2009 respectively. The secured convertible debentures may be redeemed by us at any time, in whole or in part. We will pay a redemption premium of 20% of the amount redeemed in addition to such redemption. The Debentures are convertible from time to time into our common stock of by Cornell for at the price per share of an amount equal to ninety percent (90%) of the lowest average volume weighted average price of our Common Stock, as quoted by Bloomberg, LP, for the thirty (30) trading days immediately preceding the conversion date.

Limitation Of Liability: Indemnification

Section 78.7502 of the Nevada Revised Statutes, as amended (the “NRS”) provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for us to provide this statutory indemnity, the indemnified party must not be liable under NRS section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

NRS section 78.7502 also provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of us by reason of the fact that he is or was serving at our request as our director, officer, employee or agent, or is or was serving at our request as our director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under NRS section 78.138 if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. We may not indemnify a person if the person is judged to be liable to us, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

NRS section 78.7502 requires us to indemnify present and former directors or officers against expenses if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

As permitted by Nevada law, our Articles of Incorporation, as amended (the “Articles”), contains an article limiting the personal liability of our directors, officers or stockholders. Article Eight of our Articles provides that our directors, officers or stockholders shall not be personally liable for any damages from any breach of fiduciary duty as our director, officer or stockholder, except for liability based on acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of dividends in violation of NRS section 78.300.

Article VI of the our Bylaws provides that we shall have the power to indemnify any person who was or is a party to any proceeding by reason of the fact that such person was our director, officer or other agent against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and in a manner that the person reasonably believed to be in our best interests and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of that person was unlawful. Further, we shall also have the power to indemnify any person who was or is a party to any threatened, pending or completed action by or in the right of us to procure a judgment in our favor by reason of the fact that such person is or was our director, officer or other agent against expenses actually or reasonably incurred by such person in connection with the defense or settlement of that action, if such person acted in good faith, in a manner such person believed to be in our best interests and our shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

Authorized And Unissued Stock

The authorized but unissued shares of our common stock are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of CYOP that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with our Board of Directors’ desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of CYOP by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Previous Principal Independent Accountant

On February 16, 2005, Moore Stephens Ellis Foster Ltd., Chartered Accountants, our independent accountant, resigned.

During our two most recent fiscal years and all subsequent interim periods preceding the resignation of Moore Stephens, there were no disagreements with Moore Stephens, whether or not resolved, on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, whether resolved or not resolved to the satisfaction of Moore Stephens, would have caused Moore Stephens to make reference to the subject matter of the disagreements in connection with its reports for such period. Moore Stephens, as our principal independent accountant, did not provide an adverse opinion or disclaimer of opinion to our financial statements, nor modify its opinion as to uncertainty, audit scope or accounting principles during our two most recent fiscal years and all subsequent interim periods preceding the resignation of Moore Stephens. During our two most recent fiscal years and all subsequent interim periods preceding the resignation of Moore Stephens, there have been no disagreements with Moore Stephens or reportable events, as defined in Item 304(a)(1)(iv) of Regulation S-B.

New Principal Independent Accountants

On February 16, 2005, our Audit Committee approved and authorized the engagement of De Leon & Company P.A. Certified Public Accountants and Consultants, as our independent public accountants. On February 16, 2005, we engaged De Leon, located at 510 NW 159th Lane, Pembroke Pines, Florida 33028, as our principal independent accountant.

During our two most recent fiscal years, we have not consulted with De Leon with respect to the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements, nor received any written or oral advice.

EXPERTS

The consolidated financial statements for the fiscal years ended December 31, 2005 and 2004, included in this prospectus and incorporated by reference in the registration statement, have been audited by De Leon & Company, P.A., as stated in each of their independent auditor’s reports appearing with the financial statements and incorporated by reference in this registration statement. These financial statements are included in reliance upon their reports, given upon their authority as experts in accounting and auditing.

Transfer Agent

The transfer agent for our common stock is Nevada Agency and Trust Company. Their address is Suite 880, Bank of America Plaza, 50 West Liberty Street, Reno, Nevada 89501, and their telephone number is (775) 322-0626.

LEGAL MATTERS

The validity of the issuance of the common stock to be sold by the selling stockholders under this prospectus and debentures and warrants was passed upon for our company by Richardson & Patel, LLP.

REPORTS TO SECURITY HOLDERS

  We file annual and quarterly reports with the SEC. In addition, we file additional reports for matters such as material developments or changes. Our executive officers, directors and beneficial owners of 10% or more of our common shares also file reports relative to the acquisition or disposition of our common shares or acquisition, disposition or exercise of our common share purchase options or warrants. These filings are a matter of public record and any person may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. We are not required to deliver an annual report with this prospectus, nor will we do so. However, you may obtain a copy of our annual report, or any of our other public filings, by contacting the Company or from the SEC as mentioned above.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act and must file reports, proxy statements and other information with the SEC. The reports, information statements and other information we file with the Commission can be inspected and copied at the Commission Public Reference Room, 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, like us, which file electronically with the Commission. Our headquarters are located at Golden Cross House, 8 Duncannon Street, Strand, London, WC2N 4JF. Our phone number at that address is (310) 402-5436.

This prospectus constitutes a part of a registration statement on Form SB-2 filed by us with the Commission under the Securities Act of 1933. As permitted by the rules and regulations of the Commission, this prospectus omits certain information that is contained in the registration statement. We refer you to the registration statement and related exhibits for further information with respect to us and the securities offered. Statements contained in the prospectus concerning the content of any documents filed as an exhibit to the registration statement (or otherwise filed with the Commission) are not necessarily complete. In each instance you may refer to the copy of the filed document. Each statement is qualified in its entirety by such reference.

No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Financial Statements
(Expressed in U.S. Dollars)

Financial Statements as of September 30, 2006 and December 31, 2005

Consolidated Balance Sheets as of September 30, 2006 and December 31, 2005	F-2

Consolidated Statements of Shareholder Deficit for the nine months ended September 30, 2006	F-3

Consolidated Statement of Operations for the Nine and Three Month Period Ending September 30, 2006 and 2005	F-4

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2006 and 2005	F-5

Notes to Consolidated Financial Statements	F-7 - F-16

Financial Statements For The Periods December 31, 2005 and 2004

Report of Independent Registered Public Accounting Firm	F-17

Consolidated Balance Sheets for the periods December 31, 2005 and 2004	F-18

Consolidated Statement of Stockholders’ Deficiency for the periods ended December 31, 2005 and 2004	F-19 - F-21

Consolidated Statements of Operations for the periods ended December 31, 2005 and 2004	F-22

Consolidated Statements of Cash Flows for the periods ended December 31, 2005 and 2004	F-23

Notes to Consolidated Financial Statements	F-24- F-34

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Balance Sheets Unaudited
(Expressed in U.S. Dollars)

	September 30, 2006	December 31, 2005
ASSETS
Current
Cash and cash equivalents	$1,465	$218,844
Accounts receivable	711	711
Prepaid expenses and deposit	197,762	473,518
Loan receivable	1,500	—
Total current assets	201,438	693,073
Fixed assets, net	77,821	92,694
Investment in equity - method investee	1,579,339	1,618,278
Intangible assets, net	—	28,916
Total assets	$1,858,598	$2,432,962
LIABILITIES
Current
Demand loans related party	$1,458,634	$1,161,167
Accounts payable and accrued liabilities	409,034	244,326
Convertible debenture	1,474,557	1,369,660
Player funds on deposit	46,717	46,088
Short-term loan	212,725	212,725
Derivative conversion liability	-	30,949
Total Liabilities	3,601,666	3,064,915

STOCKHOLDERS’ DEFICIENCY
Share capital
Authorized:
500,000,000 shares of common stock with a par value of $0.00002 per share
Issued, allotted and outstanding:
378,498,160 shares of common stock (2005 - 333,498,160)	7,569	6,669
Additional paid-in capital	5,403,210	4,778,610
Deficit accumulated	(7,153,847)	(5,417,232)
Total stockholders’ deficiency	(1,393,068)	(631,953)
Total liabilities and stockholders’ deficiency	$1,858,598	$2,432,962

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Statements of Stockholders’ Deficiency
Nine Months ended September 30, 2006
(Unaudited) Page 1of 1
(Expressed in U.S. Dollars)

	Common Stock		Additional Paid-In Capital	Deficit Accumulated	Total Stockholders’ (Deficiency)
	Shares	Amount

Balance, December 31, 2004	181,103,355	3,623	1,062,970	(3,405,182)	(2,338,589)
Common Stock issued for cash	107,394,805	2,146	760,033		762,179
Common Stock issued for services	45,000,000	900	782,100		783,000
Write down of deferred revenue	—	—	2,173,507	—	2,173,507
Net loss for the period	—	—	—	(2,012,050)	(2,012,050)
Balance, December 31, 2005	333,498,160	$6,669	$4,778,610	$(5,417,232)	(631,953)
Shares issued for services at $0.0139 per share	45,000,000	900	624,600	—	625,500
Net loss for the period	—	—	—	(1,736,615)	(1,736,615)

Balance, September 30, 2006	378,498,160	$7,569	$5,403,210	$(7,153,847)	$(1,743,069)

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Statements of Operations
(Unaudited) (Expressed in U.S. Dollars)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2006	2005	2006	2005
Revenues
Service fees	—	1,386	—	5,695
Sale - Crediplay - related party (Note 6)	—	(58)	—	315
Banking fees	—	43	—	394
Total Revenues	—	1,371	—	6,404
Cost of sales	(215)	(11,505)	(397)	(47,910)

Gross profit (loss)	(215)	(10,134)	(397)	(41,506)

Sales and Marketing expenses	—	(38,000)	(12,724)	(94,460)
Consultants fees	(654,589)	(128,000)	(848,478)	(1,131,232)
Corporate finance fees	—	(31,000)	(10,000)	(173,156)
General and admin fees	(383,463)	(62,731)	(775,300)	(175,688)

Operating Loss	(1,038,267)	(269,865)	(1,646,899)	(1,616,042)
Other income (loss)
Interest expense	(68,517)	(18,075)	(196,769)	(71,137)
Equity in losses of equity-method investee	(14,847)	(10,289)	(38,939)	(41,128)
Mark-to-market adjustment	—	—	145,993	—
Net loss for the period	(1,121,631)	(298,229)	(1,736,614)	(1,728,307)
Loss per share - basic and diluted
Loss from operations	(0.0030)	(0.0008)	(0.0049)	(0.0054)
Net loss	(0.0032)	(0.0009)	(0.0051)	(0.0058)
Weighted average number of common shares outstanding	348,172,073	333,429,702	338,443,214	299,368,435

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Statements of Cash Flows
(Unaudited)
(Expressed in U.S. Dollars)

	For the Nine Months Ended September 30,
	2006	2005
Cash flows from (used in) operating activities
Net loss for the period	(1,736,617)	(1,728,307)
Adjustments to reconcile net loss to net cash
Used in operating activities:
- amortization of intangible assets	28,917	21,687
- depreciation of fixed assets	27,327	13,558
- imputed interest on related party loan	196,769	-
- share issuance for services	625,500	899,307
- investment in equity interest	38,939	41,128
- accredited to convertible debenture	(76,052)	-
Changes in assets and liabilities:
- accounts receivable	—	49,347
- loan receivable	(1,500)	-
- prepaid expenses	275,756	(141,018)
- accounts payable and accrued liabilities	(32,062)	(38,029)
- player funds on deposit	632	1,183
- deferred revenue	—	(315)
	(652,391)	(837,049)
Cash flows from (used in) investing activities
Increase in due from a director	297,467	44,410
Purchase of fixed assets	(12,455	(39,115)
	285,012	(39,115)
Cash flows from financing activities
Shares issued	—	642,826
Proceeds from promissory note	—	(100,000)
Proceeds from convertible debenture	150,000	580,000
	150,000	1,122,826
Increase (decrease) in cash and cash equivalents	(217,379)	246,662
Foreign exchange gain (loss) on cash held in foreign currency	—	3,046
Cash, beginning of period	218,844	7,337
Cash (deficiency), end of period	$1,465	$257,045
Cash represented by:
Cash on hand	$1,168	$253,173
Cash with processors	296	3,872
	$1,465	$257,045

The accompanying notes are an integral part of these financial statements.

SUPPLEMENTAL CASH FLOW INFORMATION

On December 1, 2004, we assigned a discounted promissory note valued at $1,605,986 to a related party company in consideration of 25 million common shares of that company. The common shares acquired are held as an equity interest investment.

1. Nature and Continuance of Operations

The Company was incorporated on October 29, 1999 in as Triple 8 Development Corporation under the laws of the State of Nevada to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada. The Company changed its name to CYOP Systems International Incorporated on October 30, 2000. On November 3, 2000, the Company acquired 100% of the issued and outstanding shares of CYOP Systems Inc., Barbados (“CYOP Barbados”). This transaction was accounted for as a reverse acquisition and a recapitalization.

CYOP Barbados was incorporated under the laws of Barbados on June 20, 2000. On April 29, 2005 the Company incorporated Red Felt Software under the laws of the United Kingdom.

The Company, and its subsidiaries, is a provider of multimedia transactional technology solutions and services for the entertainment industry. The Company’s range of products and services include financial transaction platforms for on-line video games and integrated e-commerce transaction technology for on-line merchants. These services are considered as one segment only based on internal organizational structure.

These consolidated financial statements have been prepared using the generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has suffered recurring losses from operations and has a net capital deficiency. The ability of the Company to continue as a going concern is dependent upon many factors, including the ability of the Company to obtain financing to fund working capital requirements, the degree of competition encountered by the Company, technology risks, government regulation and general economic conditions. The Management’s plan in this regard is to raise equity financing as required and keep abreast with the multimedia technology. These consolidated financial statements do not include any adjustments that might result from this uncertainty.

2. Significant Accounting Policies

(a) Basis of Consolidation

These consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, include the accounts of the Company and its wholly owned subsidiary CYOP Barbados and Red Felt Software, LTD. Significant inter-company accounts and transactions have been eliminated.

(b) Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

(c) Cash Equivalents

For purposes of the statement of cash flows cash equivalents usually consist of highly liquid investments which are readily convertible into cash with maturity of three months or less when purchased.

(d) Equity Investments

The Company has certain investment in equity securities. These investments are accounted for using the equity method of accounting if the investment gives the Company the ability to exercise significant influence, but not control, over an investee. Significant influence is deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. The Company records its investment in equity-method investees on the consolidated balance sheet as “Investments in equity-method investees” and its share of the investees’ earnings or losses as “Equity in losses of equity-method investees”.

(e) Fixed Assets

Fixed assets are recorded at historical cost. Depreciation is charged to earnings in amounts sufficient to allocate the costs over their estimated useful lives, as follows:

Audio and visual equipment	20% declining-balance basis
Computer hardware	30% declining-balance basis
Computer software	50% declining-balance basis
Office furniture and equipment	20% declining-balance basis
Leasehold improvements	20% straight-line basis

(f) Revenue recognition

The Company derives revenue from providing services on software development and online internet transaction platform maintenance. Service revenues are recognized when services have been performed and delivered in accordance with service agreements, the Company has no significant remaining performance requirements, there are no material uncertainties regarding customer acceptance and collection of the resulting receivable is deemed probable.

(g) Software Development Costs

Software development costs incurred prior to the establishment of technological feasibility are charged to expenses as incurred

(h) Advertising and Promotion

The Company expenses advertising and promotion costs as incurred. Total advertising and promotion costs charged to expenses for the period ended September 30, 2006 amounted to nil (not classified as a separate item) and (2005 - $94,460).

(i) Foreign Currency Transactions

The Company, CYOP Barbados and Red Felt Software Ltd., maintain their accounting records in the reporting currency. Foreign currency transactions are translated into their reporting currency in the following manner. At the transaction date, each asset, liability, revenue and expense is translated into the reporting currency by the use of the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations. The Company does not have any assets or liabilities in foreign countries or foreign denominations that would create translation income or losses under other comprehensive income.

(j) Income Taxes

The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The effect on deferred income tax assets and liabilities of a change in income tax rates is included in the period that includes the enactment date.

(k) Long-Lived Assets Impairment

Effective January 1, 2002, certain long-term assets of the Company are reviewed when changes in circumstances require consideration as to whether their carrying value has become impaired pursuant to guidance established in Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. If impairment is deemed to exist, the assets will be written down to fair value. Prior to January 1, 2002, the Company evaluated long-term assets of the Company in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The adoption of SFAS No. 144 did not have a material effect on the consolidated financial statements

(l) Financial Instruments and Concentration of Risks

Fair value of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, interest receivable, note receivable, demand loans, accounts payable and accrued liabilities, player funds on deposit and short-term loans approximate their fair values because of the short-term maturity of these instruments.

Financial instruments that potentially subject the Company to concentration of credit risk consist of interest receivable and note receivable, the balances of which are stated on the balance sheet. The Company performs ongoing credit evaluations of its debtors and maintains allowances for possible losses with, when realized, have been within the range of management’s expectations. The Company places its cash in high credit quality financial institutions. The Company does not require collateral or other security to support financial instruments subject to credit risk.

(m) Accounting for Derivative Instruments and Hedging Activities

The Financial Accounting Standards Board (“FASB”) issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the designated as a hedging instrument, the gain or loss is recognized in income in the period of change. As at September 30, 2006, the Company has not entered into any derivative contracts either to hedge existing risks or for speculative purposes.

(n) Net Income (Loss) Per Share

Basic net income (loss) per share are computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share incorporates the incremental shares issuable upon the assumed exercise of stock options and other dilutive securities.

(o) Stock-based Compensation

The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-based Compensation”. SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. The Company accounts for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees” and related interpretations.

(p) Goodwill and Other Intangible assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. This statement requires that intangible assets with an indefinite life are not amortized. Intangible assets with a definite life are amortized over its useful life or estimated of its useful life. Indefinite life intangible assets will be tested for impairment annually, and will be tested for impairment between annual tests if any events occur or circumstances change that would indicate that the carrying amount may be impaired. Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated non-discounted cash flows used in determining the fair value of the assets. The amount of the impairment loss to be recorded is calculated by the excess of the assets carrying value over its fair value.

(q) New Accounting Pronouncements

In January 2003, the Financial Accounting Standard Board issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities - An Interpretation of Accounting Research Bulletin (ARB) No. 51. This interpretation addressed the requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interest. The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary. The interpretation outlines disclosure requirements for VIEs in existence prior to January 31, 2003, outlines consolidation requirements for VIEs created after January 31, 2003. The company has reviewed its major commercial relationship and its overall economic interests with other companies consisting of related parties, vendors, loan creditors and other suppliers to determine the extent of its variable economic interest in these parties. The review has not resulted in a determination that the Company would be judged to be the primary economic beneficiary in any material relationships, or that any material entities would be judged to be Variable Interest Entities of the Company.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative

Instruments and Hedging Activities”. This Statement is effective for contracts entered into or modified after June 30, 2003. We do not expect the implementation of SFAS No. 149 to have a material impact on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 30, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect the implementation of SFAS No. 150 to have a material impact on our consolidated financial statements.

In December 2004, The Financial Accounting Standards Board issued Statement of Financial Accounting Standard number 123r, “ Share Based Payments” (“SFAS 123r”) which superseded SFAS 123 and APB No. 25. This statement eliminates the use of the intrinsic method as previously allowed under APB 25 and is effective for small issuers for years ending after December 15, 2005. The Company does not expect adoption of this statement to have an impact on their operations.

In December 2004, The Financial Accounting Standards Board issued Statement of Financial Accounting Standard number 153 “Exchanges of Non Monetary Assets - An Amendment of APB No 29”. This statement removed the exemption in APB 29 to the use of the fair value method in certain transactions and is effective for years beginning after June 15, 2005. The Company does not expect the adoption of this statement to have an impact on their operations.

3. Investment in equity method investee

At December 31, 2005, The Company’s equity-method investee approximate ownership interest consisted of a 19.99% interest based on the outstanding shares of Gaming Transactions, Inc. (OTC:GGTS). The Company does not have the ability to significantly influence GGTS. Summarized Balance Sheet and Operations information is as follows:

The Company acquired the investment in December 2004 and valued the investment at $1,674,973. During the month of December 2004, the Company recorded a $6,688 loss based on the proportionate share of the investee’s loss which resulted in a reduction in the carrying amount to $1,668,285 at December 31, 2004. For the fiscal year 2005, the Company recorded a further loss of $50,007. During the period January 1, 2006 to September 30, 2006, the Company recorded a further loss of $38,939 reducing the carrying value to $1,579,339.

4. Fixed assets

	September 30, 2006
	Cost	Accumulated depreciation	Net book Value

Audio and visual equipment	$21,558	$16,031	$5,527
Computer hardware	140,234	88,689	51,545
Computer software	30,700	11,666	19,034
Office furniture and equipment	9,227	7,512	1,715
Total	$201,719	$123,898	$77,821

	December 31, 2005
	Cost	Accumulated depreciation	Net book Value

Audio and visual equipment	$21,558	$15,072	$6,486
Computer hardware	135,979	73,988	61,991
Computer software	22,500	296	22,204
Office furniture and equipment	9,227	7,214	2,013
Total	$189,264	$96,570	$92,694

For the nine months ended September 30, 2006, depreciation expenses charged to cost of service, software development costs and general and administrative expenses were $27,327 (2004 - $13,558).

5. Intangible Assets

On May 21, 2002, the Company terminated the software development agreement and a software licensing, technical support and operation of customer service and data centre agreement with a related company (related by a common director). As at that date $240,000 license fees were billed with $200,000 remaining unpaid at May 21, 2002.

In satisfaction of this unpaid amount and in consideration of terminating the agreement the related company assigned all right, title and interest in: the Skill-Bingo Patents and the Skill-Bingo Inventions purchased from FYRC Inc.

The above has been collectively recorded as intellectual property with an expected useful life of 5 years.

the Skill-Bingo game software
the website located at http://www.bigrbingo.com
the trademark “BiG’rBingo”
the BiG’rBingo customer deposits

As of September 30, 2006, due to market conditions, and a lack of adequate capitalization to fund certain activities, the Company has elected to wind down skill-related gaming operations. The remaining carrying value of the skill gaming technology at March 31, 2006 was 21,688. At September 30, 2006, this value was impaired and revalued at nil.

6. Loans

(a) Demand Loans Related Party

	September 30 2006	December 31 2005

i. Interest bearing and unsecured at 5% per annum: - Andrea Carley - a former officer	$96,673	$44,671
- Mitch White - a former director, officer and stockholder	1,069,393	869,044
- Gordon Samson - a former director and officer	108.949	110,109
- Patrick Smyth - an officer and director	138,993	92,718
Total	$1,414,008	$1,116,542

(b) Short term Loan

	September 30 2006	December 31 2005

i. Non-Interest bearing and unsecured
- Jack Carley - related to a former director and stockholder	$44,625	$44,625
Total	$44,625	$44,625

(c) Short-term Loan Related Party

	September 30, 2006	December 31 2005

i. Interest at 10% per annum:
- RedRuth Ventures	212,725	212,725
Total	$212,725	$212,725

(d) Convertible debenture

In connection with the standby equity distribution agreement as filed on March 1, 2004, the Company issued in January 2004 to the Investor $125,000 of convertible debentures that are convertible into shares of common stock at a discounted market price. The convertible debentures are secured by all of Company’s assets, interest bearing at 5% per annum and matured two years from the date of issuance. The Company has the right to redeem the debenture upon 30 days notice for 120% of the amount plus accrued interest. Upon such redemption, the Company will issue the investor a warrant to purchase 50,000 shares of common stock at an exercise price of $0.036 per share for every $100,000 of debentures that were redeemed.

Upon the issuance of the notes, the net proceeds ($125,000) received were allocated between the liability and equity components of the notes.

The outstanding amount as at September 30, 2005 for this convertible debenture is $0.00

On September 2, 2005, the Company executed another Convertible Debenture for $650,000 with Cornell Capital, LP with a one (1) year term and accrues annual interest of twelve percent (12%). The Convertible Debentures are also convertible at the holder’s option at a conversion price equal to $0.055, which may be adjusted pursuant to the terms of the Convertible Debentures. The Convertible Debentures are secured by substantially all the assets of the Company. The Convertible Debentures also extinguished a May 4, 2005 note for $200,000 with Cornell Capital, LP. On execution of the May 4, 2005 note, $60,000 was advanced and $140,000 recorded as a receivable to be advanced on filing a new SB-2.

6. Loans (continued)

As at September 30, 2005, outstanding amounts on (the “May 4 Note “) was $0.00.

On December 15, 2005, the Company entered into a Securities Purchase Agreement (“SPA”) with Cornell Capital LP. Pursuant to the Securities Purchase Agreement, Cornell Capital Partners purchased secured convertible debentures in the original principal amount of $1,350,000. The debentures have a three-year term and accrue annual interest of 10%. The $700,000 under the secured convertible debenture was disbursed to the Company upon the execution of the Securities Purchase Agreement on December 15, 2005. A second closing of $150,000 was disbursed to the Company on June 15, 2006. An additional closing of $500,000 will be disbursed upon the discharge of certain conditions placed upon the Company in the SPA. The debentures mature on December 15, 2008 and June 15, 2009 respectively. The secured convertible debentures may be redeemed by the Company at any time, in whole or in part. The Company will pay a redemption premium of 20% of the amount redeemed in addition to such redemption. The debentures are convertible from time to time into common stock of CYOP Systems by Cornell at a price per share equal to ninety percent (90%) of the lowest average volume weighted average price, as quoted by Bloomberg, LP, for the thirty (30) trading days immediately preceding the conversion date. Cornell was granted a security interest in certain of the Company’s assets pursuant to an amended and restated security agreement dated December 15, 2005. Cornell also received five year warrants to purchase 2,970,000 shares of common stock, 1,350,000 shares at an exercise price of $0.05 per share and 1,620,000 shares at an exercise price of $0.06 per share.

The outstanding amount as of September 30, 2006 for this convertible debenture is $1,500,000. Pursuant to SFAS 133 the options were valued upon issuance using black scholes at $30,949. Such amount has been bifurcated from the debt and allocated to deferred interest expense and is being amortized over three years which is the term of the debenture.

(e)  Promissory Notes

On April 8, 2004, the Company executed a Promissory Note (the “Note”) with the Holder, Cornell Capital Partners, LP for $50,000.00. The Note is secured pursuant to the prior Security Agreement dated January 28, 2004 between the Holder and the Company. The Holder is entitled to interest at the rate of twenty four percent (24%) per annum or the highest permitted by applicable law, if lower.

On December 13, 2004, the Company executed a Promissory Note (2) (the “Note 2”) with the Holder, Cornell Capital Partners, LP for $50,000. An issuance of 50,000,000 common shares was also completed at that time in security. The Holder is entitled to interest at the rate of twelve per cent (12%) per annum.

Both notes (the “Note”) and (the “Note 2”) were retired as at March 31, 2005. During the period new notes (the “Note 3”) for $125,000 and (the “Note 4”) for $250,000 were executed and funds advanced from Cornell Capital, LP. Both notes (Note 3 and Note 4) were also retired as at June 30, 2005.

7. Sale and License-back of Computer Software

On December 14, 2001, the Company sold computer software identified as Crediplay System to the sole director and a major stockholder and creditor of the Company for $3,000,000. The purchase price was settled by retiring $1,200,000 of debt owed to the purchaser and a promissory note for $1,800,000. The promissory note bears interest at 5% per annum with maturity on December 14, 2010. The promissory note is secured through a first priority lien and security interest in the Crediplay System and amount due to Mr. Mitch White (the “Purchaser”) totalling $517,613 (2001 - nil). As at December 31, 2002 the present value of the promissory note is $1,585,034 after calculating at the discount of 7% and accruing interest at 5%. Interest receivable was calculated at 1,800,000 X 5% or $90,000. As at December 31, 2003, the present value of the promissory note is $1,605,986 after calculating at the discount of 7% and accruing interest at 5%. Interest receivable was calculated at $1,800,000 X 5% or $90,000.

Pursuant to a Marketing, Development and Distribution Agreement entered into on the same date, the Crediplay System was licensed back to the Company for a term of 15 years. A licensing fee payable will be calculated on Gross Earnings derived from the Crediplay System as follows:

2002	Gross Earnings x 20%
2003	Gross Earnings x 17%
2004	Gross Earnings x 15%
2005 to 2017	Gross Earnings x 10%

As there have been only minor revenues since inception due to the lack of capitalization of the Company, the Promissory Note for $1.8 million (“the note”) was assigned to an affiliated company, Gaming Transactions Inc., after releasing the guarantee provided by the shareholder loan of Mitch White in consideration of twenty five (25) million shares of restricted stock of Gaming Transactions Inc., (“GGTS”) a pink sheet issuer. As at December (Form 8-K filed December 13, 2004) this company was thinly traded and a deemed price of $0.075 per share was used. As no reductions have been made as contemplated in the agreements executed December 31, 2001 and filed on Edgar by Form 8-K on April 15, 2002 a market asset was exchanged to ensure value to the Company.

The development costs of the Crediplay System expended by the Company amounted to approximately $1,273,406 of which $778,348 was expensed previously. Management of the Company has estimated the $3,000,000 value based on the discounted future cash flow projection and the estimate provided by knowledgeable parties of the software.

The gain on the sale of the Crediplay System is calculated as follows:

Sales price
Retirement of loan due to the purchaser	$1,200,000
Present value of $1,800,000 promissory note discounted at 7% per annum	1,565,452
2,765,452
Software development costs incurred in 2001	(495,058)
Deferred gain 2001	$2,270,394
Recognized gain	(71,842)
Deferred gain 2002	$2,198,552
Recognized gain in 2003	(16,040)
Deferred gain in 2003	$2,182,512
Recognized gain in 2004	(8,690)
Deferred gain 2004	2,173,822
Recognized gain in 2005	(315)
Deferred gain 2005	2,173,507

Pursuant to the Marketing and Distribution Agreement executed on December 1, 2001, the anticipated revenue, considered more than adequate to pay down the promissory at the time of the Agreement, had not materialized as at December 31, 2005. In view of this lack of revenue, the Company has concluded that the realization of the deferred revenue was highly improbable for the foreseeable future, thereby changing management’s estimate of realizeability. The Company wrote this deferred revenue down by $2,173,507 to a value of nil, and credited the Company’s additional paid-in capital for this amount.

8. Stockholders’ Equity (Deficit)

(a)	Issuance of Common Shares

During 2004, the Company issued 88,130,195 shares to Cornell Capital LLP including a corporate finance fee including 312,500 to Newbridge Securities Corp as an escrow agent fee and 50,000,000 in escrow in connection with the Standby equity underwriting agreement for financing as originally filed on the Company’s SB-2 on March 1, 2004. During 2005, the Company has issued 107,326,347 common shares drawing down the escrow shares as well as new issuances to Cornell Capital, LP with 68,458 common shares remaining in escrow with Cornell Capital, LP.

(b)	2003 Consultant Stock Plan

On October 21, 2003, the Board of Directors of the Company approved and adopted “2003 Consultant Stock Plan” (“2003 Plan”). Pursuant to the 2003 Plan, it is a ten (10) year plan to grant common shares or right to receive common shares by consultants (per individual agreement) to a maximum 2,500,000 shares (restated for the company’s stock split). The allocated number of shares includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding common stock.

On Feb 18, 2005, the Board of Directors of the Company approved and filed the “2005 Consultant Stock Plan” (“2005 Plan”).

(c)	Stock Option

There were no stock options granted for the period ended September 30, 2006

9.	Income Taxes

As at September 30, 2006, the Company has non-capital losses and undepreciated capital cost of approximately $4,092,000 and $2,080,000, respectively, which can be carried forward for tax purposes and are available to reduce taxable income of future   years. The non-capital losses expire commencing in 2006 through 2010.

The tax effect of temporary differences that give rise to the Company’s deferred tax assets are as follows:

	2006	2005
Undepreciated capital cost of capital assets over their net book value	$30,000	$19,000
Estimated tax loss carryforward	1,000,000	715,000
Less: valuation allowance	(1,030,000)	(734,000)
	-	-

The valuation allowance reflects the realization of the tax assets is unlikely.

10.	Related Party Transactions

Related party transactions not disclosed elsewhere in the consolidated financial statements are as follows:

(a)	The Company to September 30, 2006 has accrued interest of $45,252 at an interest rate of 5% per annum on current loans totaling $1,458,634 from directors of the Company.

(b)	See Note 6, and 7.

On December 1, 2004 by agreement (Form 8-K December 13, 2004) the discounted promissory note, face value $1,800,000.00 dated December 1, 2001 and maturing December 14, 2010 (the “note”) was assigned to an affiliated company, Gaming Transactions Inc., (“assignee”) in consideration of 25 million restricted shares of the assignee’s common stock. This has been recorded as an equity investment and is carried at a value of $1,579,339 as of September 30, 2006.

11. Geographic Information

All the Company’s operations and fixed assets are located in the United States.

DE LEON & COMPANY, P.A.

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheet of CYOP Systems International Incorporated and its Subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2004, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

De Leon & Company, P.A.
Pembroke Pines, Florida
March 17, 2006

CYOP SYSTEMS INTERNATIONAL INCORPORATED

Consolidated Balance Sheets
December 31, 2005 and 2004
(Expressed in U.S. Dollars)

	2005	2004
ASSETS
Current
Cash and cash equivalents	$218,844	$7,337
Accounts receivable	711	50.058
Prepaid expenses and deposit	473,518	2,440
Total current assets	693,073	59,835

Fixed assets	92,694	54,568
Investment in equity - method investee	1,618,278	1,668,285
Intangible assets	28,916	57,833
Total assets	$2,432,962	$1,840,521
LIABILITIES
Current
Demand loans related party	$1,161,167	$1,289,620
Accounts payable and accrued liabilities	244,326	288,785
Convertible debenture	1,369,660	70,000
Player funds on deposit	46,088	44,158
Short-term loan	212,725	212,725
Promissory note	—	100,000
Conversion option	30,949	—
Total current liabilities	3,064,915	2,005,288
Deferred revenue	—	2,173,822
Total Liabilities	3,064,916	4,179,110

STOCKHOLDERS' DEFICIENCY
Share capital
Authorized:
500,000,000 shares of common stock with a par value
of $0.00002 per share
Issued, allotted and outstanding:
333,498,160, shares of common stock (2004 - 181,103,355)	6,669	3,623
Additional paid-in capital	4,778,610	1,062,970
Deficit accumulated	(5,417,232)	(3,405,182)
Total stockholders' deficiency	(631,953)	(2,338,589)
Total liabilities and stockholders' deficiency	$2,432,962	$1,840,521

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Statement Of Stockholders’ Deficiency
Years Ended December 31, 2005 And 2004
(Expressed in U.S. Dollars)

	Common Stock		Additional Paid-	Deficit	Total Stockholders
	Shares	Amount	In Capital	Accumulated	(Deficiency)
Balance, December 31, 2003	142,973,410	2,860	695,464	(2,355,677)	(1,657,353)
Shares issued for legal services at $0.03995 per share on January 27, 2004	212,500	4	7,434	-	7,438
Shares issued for corporate finance fees at $0.032 per share on January 27, 2004	7,500,000	150	262,350	-	262,500
Shares issued for escrow agent services at $0.032 per share on January 27, 2004	312,500	6	10,931	-	10,937
Shares issued to Cornell Capital at $0.0032 per share on September 9, 2004	3,125,000	63	12,437	-	12,500
Shares issued to Cornell Capital at $0.0011 per share on November 5, 2004	4,545,454	91	11,273	-	11,364
Shares issued to Cornell Capital at $0.0015 per share on November 10, 2004	3,333,333	67	7,266	-	7,333
Shares issued to Cornell Capital at $0.0013 per share on November 16, 2004	3,846,154	77	8,385	-	8,462
Shares issued to Cornell Capital at $0.0185 per share on November 23, 2004	5,405,405	108	16,108	-	16,216
Balance, December 31, 2004	171,253,506	$3,426	$1,031,648	$(2,355,677)	$(1,320,603)

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIENCY
YEARS ENDED DECEMBER 31, 2005 AND 2004
(Expressed in U.S. Dollars)

	Common Stock		Additional Paid-	Deficit	Total Stockholders
	Shares	Amount	In Capital	Accumulated	(Deficiency)
(continued from page 1)
Balance, Forward	171,253,506	3,426	1,031,648	(2,355,677)	(1,320,603)
Shares issued to Cornell Capital at $0.00185 per share on November 30, 2004	5,405,405	108	17,189	-	17,297
Shares issued to Cornell Capital at $0.00185 per share on November 30, 2004	4,444,444	89	14,133	-	14,222
Net loss for the year	-	-	-	(1,049,505)	(1,049,505)
Balance, December 31, 2004	181,103,355	$3,623	$1,062,970	$(3,405,182)	$(2,338,589)
Shares issued to Cornell Capital at $0.0071 per share	107,394,805	2,146	760,033	—	762,179
Shares issued for services at $0.0174 per share	45,000,000	900	782,100	—	783,000
Write down of deferred revenue	—	—	2,173,507	—	2,173,507
Net loss for the year	—	—	—	(2,012,050)	(2,012,050)
Balance, December 31, 2005	333,498,160	$6,669	$4,778,610	$(5,417,232)	$(631,953)

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Statements of Operations
Years ended December 31, 2005 and 2004
(Expressed in U.S. Dollars)

	2005	2004
Revenue
Sales - Crediplay	$315	$8,690
Service fees	7,390	15,706
Banking fees	433	385
Ad sales	—	—
Total Revenues	8,138	24,781

Cost of sales	59,302	95,697
	(51,164)	(70,916)

Sales and marketing expenses	(69,915)	—
Consultants fees	(1,194,552)	(410,874)
Corporate Finance fees	(213,169)	(317,392)
General and Admin fees	(281,726)	(201,695)
Conversion option	(30,949)	—
Operating loss	(1,841,475)	(1,000,877)
Other income (loss)
Interest income related party	—	81,717
Interest Expense	(120,568)	(123,657)
Equity in losses of equity-method investee	(50,007)	(6,688)
Net loss for the year	$(2,012,050)	$(1,049,505)
Loss per share - basic and diluted

Loss from operations	$(0.006)	$(0.006)

Net loss	$(0.006)	$(0.007)

Weighted average number of common shares outstanding - basic and diluted	307,953,741	154,426,228

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Statements of Cash Flows
Years Ended December 31, 2005 and 2004
(Expressed in U.S. Dollars)

	2005	2004
Cash flows from (used in) operating activities
Net loss for the year	$(2,012,050)	$(1,049,505)
Adjustments to reconcile net loss to net cash
Used in operating activities:
- amortization of intangible assets	28,916	28,916
- depreciation of fixed assets	23,489	18,934
- imputed interest on related party loan	—	72,257
- investment in equity interest	50,007	—
- shares issuance for services	899,309	258,490
- forgiveness of debt	—	—
- accredited to convertible debenture	—	6,074
Changes in assets and liabilities:
- accounts receivable	49,347	—
- note receivable related party	—	—
- prepaid expenses and deposit	(471,078)	61
- accounts payable and accrued liabilities	(24,798)	77,071
- player funds on deposit	1,930	(4,909)
- deferred revenue	(315)	(8,690)
- conversion option	30,949	—
	(1,424,298)	(601,301)
Cash flows from (used in) investing activities
Proceeds from disposal of fixed assets	—	—
Increase in software development costs	—	—
Purchase of investments	—	—
Purchase of fixed assets	(61,615)	—
	(61,615)	—
Cash flows from (used in) financing activities
Shares issued	642,826	—
Increase in due from director	(128,453)	468,564
Proceeds from promissory note	(100,000)	100,000
Proceeds from convertible debenture	1,280,000	70,000
	1,694,373	638,564
Increase in cash and cash equivalents	208,460	37,263
Effect of exchange rate on cash	3,047	(38,983)
Cash and cash equivalents, beginning of year	7,337	9,057
Cash and cash equivalents , end of year	$218,844	$7,337
Cash and cash equivalents represented by:
Cash	$217,450	$4,186
Cash with processors	1,394	3,151
	$218,844	$7,337

The accompanying notes are an integral part of these financial statements.

SUPPLEMENTAL CASH FLOW INFORMATION

On December 1, 2004, the Company assigned a discounted promissory note valued at $1,605,986 to a related party company in consideration of 25 million common shares of that company. The common shares acquired are held as an equity interest investment

NOTE 1 - NATURE AND CONTINUANCE OF OPERATIONS

The Company was incorporated on October 29, 1999 in as Triple 8 Development Corporation under the laws of the State of Nevada to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada. The Company changed its name to CYOP Systems International Incorporated on October 30, 2000. On November 3, 2000, the Company acquired 100% of the issued and outstanding shares of CYOP Systems Inc., Barbados (“CYOP Barbados”). This transaction was accounted for as a reverse acquisition and a recapitalization.

CYOP Barbados was incorporated under the laws of Barbados on June 20, 2000. On August 31, 2000, CYOP Barbados acquired 100% of the issued and outstanding shares of Moshpit Entertainment Inc., Canada (“Moshpit”), a company incorporated under the laws British Columbia, Canada. CYOP Barbados sold 100% of the issued and outstanding shares of Moshpit by an agreement dated April 1, 2002 to a former stockholder and the sole director

The Company, and its subsidiary, is a provider of multimedia transactional technology solutions and services for the entertainment industry. The Company’s range of products and services include financial transaction platforms for on-line video games and integrated e-commerce transaction technology for on-line merchants. These services are considered as one segment only based on internal organizational structure.

These consolidated financial statements have been prepared using the generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has suffered recurring losses from operations and has a net capital deficiency. The ability of the Company to continue as a going concern is dependent upon many factors, including the ability of the Company to obtain financing to fund working capital requirements, the degree of competition encountered by the Company, technology risks, government regulation and general economic conditions. The Management’s plan in this regard is to raise equity financing as required and keep abreast with the multimedia technology. These consolidated financial statements do not include any adjustments that might result from this uncertainty.

In fiscal year 2003, the Company completed a stock split, which five (5) new shares were exchanged for every one (1) old share. The consolidated financial statements have been restated to reflect the stock split.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Consolidation

These consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, include the accounts of the Company and its wholly owned subsidiary CYOP Barbados. Significant inter-company accounts and transactions have been eliminated.

(b) Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

(c) Cash Equivalents

For purposes of the statement of cash flows cash equivalents usually consist of highly liquid investments which are readily convertible into cash with maturity of three months or less when purchased.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(Expressed in U.S. dollars)
(continued)

(d) Equity Investments

The Company has certain investment in equity securities. These investments are accounted for using the equity method of accounting if the investment gives the Company the ability to exercise significant influence, but not control, over an investee. Significant influence is deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. The Company records its investment in equity-method investees on the consolidated balance sheet as “Investments in equity-method investees” and its share of the investees’ earnings or losses as “Equity in losses of equity-method investees”.

(e) Fixed Assets

Fixed assets are recorded at historical cost. Depreciation is charged to earnings in amounts sufficient to allocate the costs over their estimated useful lives, as follows:

Audio and visual equipment	20% declining-balance basis
Computer hardware	30% declining-balance basis
Computer software	50% declining-balance basis
Office furniture and equipment	20% declining-balance basis
Leasehold improvements	20% straight-line basis

(f) Revenue recognition

The Company derives revenue from providing services on software development and online Internet transaction platform maintenance. Service revenues are recognized when services have been performed and delivered in accordance with service agreements, the Company has no significant remaining performance requirements, there are no material uncertainties regarding customer acceptance and collection of the resulting receivable is deemed probable.

(g) Software Development Costs

Software development costs incurred prior to the establishment of technological feasibility are charged to expenses as incurred.

(h) Advertising and Promotion

The Company expenses advertising and promotion costs as incurred.

(i) Foreign Currency Transactions

The Company and CYOP Barbados maintain their accounting records in the reporting currency. Foreign currency transactions are translated into their reporting currency in the following manner. At the transaction date, each asset, liability, revenue and expense is translated into the reporting currency by the use of the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations. The Company does not have any assets or liabilities in foreign countries or foreign denominations or would created translation income or losses under other comprehensive income.

(j) Income Taxes

The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The effect on deferred income tax assets and liabilities of a change in income tax rates is included in the period that includes the enactment date.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(Expressed in U.S. dollars)
(continued)

(k) Long-Lived Assets Impairment

Effective January 1, 2002, certain long-term assets of the Company are reviewed when changes in circumstances require consideration as to whether their carrying value has become impaired pursuant to guidance established in Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. If impairment is deemed to exist, the assets will be written down to fair value. Prior to January 1, 2002, the Company evaluated long-term assets of the Company in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The adoption of SFAS No. 144 did not have a material effect on the consolidated financial statements

(l) Financial Instruments and Concentration of Risks

Fair value of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, interest receivable, note receivable, demand loans, accounts payable and accrued liabilities, player funds on deposit and short-term loans approximate their fair values because of the short-term maturity of these instruments.

Financial instruments that potentially subject the Company to concentration of credit risk consist of interest receivable and note receivable, the balances of which are stated on the balance sheet. The Company performs ongoing credit evaluations of its debtors and maintains allowances for possible losses with, when realized, have been within the range of management’s expectations. The Company places its cash in high credit quality financial institutions. The Company does not require collateral or other security to support financial instruments subject to credit risk.

(m) Accounting for Derivative Instruments and Hedging Activities

The Financial Accounting Standards Board (“FASB”) issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”). SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the designated as a hedging instrument, the gain or loss is recognized in income in the period of change. As at December 31, 2005, the Company has not entered into any derivative contracts either to hedge existing risks or for speculative purposes.

(n) Net Income (Loss) Per Share

Basic net income (loss) per share are computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share incorporates the incremental shares issuable upon the assumed exercise of stock options and other dilutive securities. Diluted income (loss) per share is equal to the basic income (loss) per share as there are no stock options to acquire common shares that are outstanding at December 31, 2005.

(o) Stock-based Compensation

The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-based Compensation” (“SFAS 123”). SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. The Company accounts for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees” and related interpretations.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(Expressed in U.S. dollars)
(continued)

(p) Goodwill and Other Intangible assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. This statement requires that intangible assets with an indefinite life are not amortized. Intangible assets with a definite life are amortized over its useful life or estimated of its useful life. Indefinite life intangible assets will be tested for impairment annually, and will be tested for impairment between annual tests if any events occur or circumstances change that would indicate that the carrying amount may be impaired. Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated non-discounted cash flows used in determining the fair value of the assets. The amount of the impairment loss to be recorded is calculated by the excess of the assets carrying value over its fair value.

(q) New Accounting Pronouncements

In January 2003, the Financial Accounting Standard Board issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities - An Interpretation of Accounting Research Bulletin (ARB) No. 51. This interpretation addressed the requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interest. The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary. The interpretation outlines disclosure requirements for VIEs in existence prior to January 31, 2003, outlines consolidation requirements for VIEs created after January 31, 2003. The company has reviewed its major commercial relationship and its overall economic interests with other companies consisting of related parties, vendors, loan creditors and other suppliers to determine the extent of its variable economic interest in these parties. The review has not resulted in a determination that the Company would be judged to be the primary economic beneficiary in any material relationships, or that any material entities would be judged to be Variable Interest Entities of the Company.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative

Instruments and Hedging Activities”. This Statement is effective for contracts entered into or modified after June 30, 2003. We do not expect the implementation of SFAS No. 149 to have a material impact on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 30, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect the implementation of SFAS No. 150 to have a material impact on our consolidated financial statements.

In December 2004, The Financial Accounting Standards Board issued Statement of Financial Accounting Standard number 123r, “ Share Based Payments” (“SFAS 123r”) which superseded SFAS 123 and APB No. 25. This statement eliminates the use of the intrinsic method as previously allowed under APB 25 and is effective for small issuers for years ending after December 15, 2005. The Company does not expect adoption of this statement to have an impact on their operations.

In December 2004, The Financial Accounting Standards Board issued Statement of Financial Accounting Standard number 153 “Exchanges of Non Monetary Assets - An Amendment of APB No 29”. This statement removed the exemption in APB 29 to the use of the fair value method in certain transactions and is effective for years beginning after June 15, 2005. The Company does not expect the adoption of this statement to have an impact on their operations.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(Expressed in U.S. dollars)
(continued)

NOTE 3. INVESTMENT IN EQUITY METHOD INVESTEE

At December 31, 2005, the Company’s equity-method investee approximate ownership interest consisted of a 19.99% interest based on the outstanding shares of Gaming Transactions, Inc. (OTC:GGTS). The Company has the ability to significantly influence GGTS. Summarized Balance Sheet and Operations information is as follows:

Balance Sheet	2005
Current assets	$25
Non current assets	$688,783
Current Liabilities	$222,228
Non current liabilities	$806,315
Operations
Net sales	$-
Gross profits	$-
Net loss	$(308,086)

The Company acquired the investment in December 2004 and valued the investment at $1,674,973. During the month of December 2004, the Company recorded a $6,688 loss based on the proportionate share of the investee’s loss which resulted in a reduction in the carrying amount to $1,668,285 at December 31, 2004. The Company has recorded ~~a~~ cumulative losses of $56,695 based on the proportionate share of the investee’s loss which resulted in a reduction in the carrying amount to $1,618,278 at December 31, 2005.

NOTE 4. FIXED ASSETS

	December 31, 2004
	Cost	Accumulated Depreciation	Net Book Value
Audio and visual equipment	$21,558	$13,450	$8,108
Computer hardware	96,864	52,920	43,944
Computer software	3,088	3,088	-
Office furniture and equipment	9,227	6,711	2,516
Total	$130,737	$76,169	$54,568

	December 31, 2005
	Cost	Accumulated Depreciation	Net Book Value
Audio and visual equipment	$21,558	$15,072	$6,486
Computer hardware	135,979	73,988	61,991
Computer software	22,500	296	22,204
Office furniture and equipment	9,227	7,214	2,013
Total	$189,264	$96,570	$92,694

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(Expressed in U.S. dollars)
(continued)

For the year ended December 31, 2005, depreciation expenses charged to cost of service, software development costs and general and administrative expenses were $23,489 (2004 - $18,934).

NOTE 5. INTANGIBLE ASSETS

On May 21, 2002, the Company terminated the software development agreement and a software licensing, technical support and operation of customer service and data centre agreement with a related company (related by a common director) was terminated. As at that date $240,000 license fees were billed with $200,000 remaining unpaid at May 21, 2002.

In satisfaction of this unpaid amount and in consideration of terminating the agreement the related company assigned all right, title and interest in:

the Skill-Bingo Patents and the Skill-Bingo Inventions purchased from FYRC Inc.

the Skill-Bingo game software

the website located at http://www.bigrbingo.com

the trademark “BiG’rBingo”

the BiG’rBingo customer deposits

The above has been collectively recorded as intellectual property with an expected useful life of 5 years.

The changes in the carrying amount of intellectual property as follows:

	2005	2004

Balance, beginning of year	$57,833	$86,749

Intangible assets acquired during the period
- intellectual property	—	—

Impairment of intangible assets during the period	—

Fair value
Accumulated amortization	(28,917)	(28,916)

Balance, end of year	$28,916	$57,833

NOTE 6. LOANS

(a) Demand Loans Related Party

	December 31 2005	December 31 2004

i. Interest bearing and unsecured at 5% per annum:
- Andrea Carley - an officer	$44,671	$25,156
- Mitch White - a director and stockholder	869,044	1,054,726
- Gordon Samson - a director	110,109	104,457
- Patrick Smyth - a director	92,718	60,656
Total	$1,116,542	$1,244,995

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(Expressed in U.S. dollars)
(continued)

(b) Short term Loan

	December 31, 2005	December 31, 2004
i. Non-interest bearing and unsecured
- Jack Carley - related to a director and stockholder	$44,625	$44,625
Total	$44,625	$44,625

(c) Short-term Loan Related Party

	December 31, 2005	December 31, 2004
i. Interest bearing and unsecured (on demand in 2003)
- RedRuth Ventures	$212,725	$212,725
Total	$212,725	$212,725

(d) Convertible debenture

On December 15, 2005, the Company entered into a Securities Purchase Agreement with Cornell Capital LP. Pursuant to the Securities Purchase Agreement, Cornell Capital Partners purchased secured convertible debentures in the original principal amount of $1,350,000. The debentures have a three-year term and accrues annual interest of 10%. The $700,000 under the secured convertible debenture was disbursed to us upon the execution of the Securities Purchase Agreement on December 15, 2005. The balance will be disbursed upon the discharge of certain conditions placed upon the Company in the SPA. The debentures mature on December 15, 2008. The secured convertible debentures may be redeemed by us at any time, in whole or in part. We will pay a redemption premium of 20% of the amount redeemed in addition to such redemption. The debentures are convertible from time to time into our common stock of by Cornell for at the price per share of an amount equal to ninety percent (90%) of the lowest average volume weighted average price of our Common Stock, as quoted by Bloomberg, LP, for the thirty (30) trading days immediately preceding the conversion date. We granted Cornell a security interest in certain of its assets pursuant to amended and restated security agreement dated December 15, 2005. Cornell also received five year warrants to purchase 2,970,000 shares of common stock, 1,350,000 shares at an exercise price of $0.05 per share and 1,620,000 shares at an exercise price of $0.06 per share.

On September 2, 2005, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, CYOP may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $15,000,000. For each share of common stock purchased under the Equity Distribution Agreement, Cornell Capital Partners will pay us 98% of the lowest volume weighted average price of our common stock as quoted by the Over-the-Counter Bulletin Board during the five trading days immediately following the notice date. Cornell Capital Partners will also retain 4% of each advance under the Equity Distribution Agreement. The amount of each cash advance is subject to a maximum amount of $800,000, with no cash advance occurring within seven trading days of a prior advance. Cornell Capital Partners received two warrants to purchase 27,500,000 shares of our common stock as a one-time commitment fee under the Equity Distribution Agreement. The first warrant for 15,000,000 shares of our common stock has an exercise price equal to $0.05. The second warrant for 12,500,000 shares of our common stock has an exercise price equal to $0.06. The warrants expire three years from September 2, 2005. The Equity Distribution Agreement with Cornell Capital Partners was terminated pursuant to a Termination Agreement dated December 15, 2005.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(Expressed in U.S. dollars)
(continued)

In addition, on September 2, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners. Pursuant to the Securities Purchase Agreement, Cornell Capital Partners purchased a secured convertible debenture in the original principal amount of $650,000. Cornell surrendered this $650,000 convertible debenture plus unpaid and accrued interest totaling $19,660 in consideration in part for the Debentures that were issued.

NOTE 7. SALE AND LICENSE-BACK OF COMPUTER SOFTWARE

On December 14, 2001, the Company sold computer software identified as Crediplay System to the sole director and a major stockholder and creditor of the Company for $3,000,000. The purchase price was settled by retiring $1,200,000 of debt owed to the purchaser and a promissory note for $1,800,000. The promissory note bears interest at 5% per annum with maturity on December 14, 2010. The promissory note is secured through a first priority lien and security interest in the Crediplay System and amount due to Mr. Mitch White (the “Purchaser”) totaling $517,613 (2001 - nil). As at December 31, 2002 the present value of the promissory note is $1,585,034 after calculating at the discount of 7% and accruing interest at 5%. Interest receivable was calculated at 1,800,000 X 5% or $90,000. As at December 31, 2003, the present value of the promissory note is $1,605,986 after calculating at the discount of 7% and accruing interest at 5%. Interest receivable was calculated at $1,800,000 X 5% or $90,000.

Pursuant to a Marketing, Development and Distribution Agreement entered into on the same date, the Crediplay System was licensed back to the Company for a term of 15 years. A licensing fee payable will be calculated on Gross Earnings derived from the Crediplay System as follows:

2002	Gross Earnings x 20%
2003	Gross Earnings x 17%
2004	Gross Earnings x 15%
2005 to 2017	Gross Earnings x 10%

As there have been only minor revenues since inception due to the lack of capitalization of the Company, the Promissory Note for $1.8 million (“the note”) was assigned to an affiliated company, Gaming Transactions Inc., after releasing the guarantee provided by the shareholder loan of Mitch White in consideration of twenty five (25) million shares of restricted stock of Gaming Transactions Inc., (“GGTS) a pink sheet issuer. As at December (Form 8-K filed December 13, 2004) this company was thinly traded and a deemed price of $0.075 per share was used. As no reductions have been made as contemplated in the agreements executed December 31, 2001 and filed on Edgar by Form 8-K on April 15, 2002 a market asset was exchanged to ensure value to the Company.

The development costs of the Crediplay System expended by the Company amounted to approximately $1,273,406 of which $778,348 was expensed previously. Management of the Company has estimated the $3,000,000 value based on the discounted future cash flow projection and the estimate provided by knowledgeable parties of the software.

The gain on the sale of the Crediplay System is calculated as follows:

Sales price
Retirement of loan due to the purchaser	$1,200,000
Present value of $1,800,000 promissory note discounted at 7% per annum	1,565,452
2,765,452
Software development costs incurred in 2001	(495,058)
Deferred gain 2001	$2,270,394
Recognized gain	(71,842)
Deferred gain 2002	$2,198,552
Recognized gain in 2003	(16,040)
Deferred gain in 2003	$2,182,512
Recognized gain in 2004	(8,690)
Deferred gain 2004	2,173,822

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(Expressed in U.S. dollars)
(continued)

Pursuant to the Marketing and Distribution Agreement executed on December 1, 2001, the anticipated revenue, considered more than adequate to pay down the promissory at the time of the Agreement, had not materialized as at December 31, 2005. In light of this lack of revenue, the Company has concluded that the realization of the deferred revenue was highly improbable for the foreseeable future, thereby changing management’s estimate of realiseability. The Company wrote this deferred revenue down by $2,173,507 to a value of nil, and credited the Company’s additional paid-in capital for this amount.

NOTE 8. STOCKHOLDERS’ EQUITY (DEFICIT)

(a) Issuance of Common Shares

During 2004, the Company issued 88,130,195 shares to Cornell Capital LLP including a corporate finance fee of 312,500 shares to Newbridge Securities Corp as an escrow agent fee and 50,000,000 in escrow in connection with the Standby equity underwriting agreement for financing as originally filed on the Company’s SB-2 on March 1, 2004. During 2005, the Company has issued 107,394,805 common shares drawing down the escrow shares as well as new issuances to Cornell Capital, LP.

 (b) 2003 Consultant Stock Plan

On October 21, 2003, the Board of Directors of the Company approved and adopted “2003 Consultant Stock Plan” (“2003 Plan”). Pursuant to the 2003 Plan, it is a ten (10) year plan to grant common shares or right to received common shares by consultants (per individual agreement) to a maximum 2,500,000 shares (restated for the company’s stock split). The allocated number of shares includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(c) Stock Option

There were no stock options granted for the period ended December 31, 2005 or 2004.

(d)    Earnings Per Share

The Company follows Financial Accounting Standards Number 128 “Earnings Per Share” (FASB 128”). This statement requires the computation of basic and diluted earnings per share. Potential dilutive securities were not included in the dilutive earnings per share computation since the inclusion of such instruments would be anti-dilutive.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(Expressed in U.S. dollars)
(continued)

NOTE 9. INCOME TAXES

As at December 31, 2005, the Company has non-capital losses and undepreciated capital cost of approximately $4,092,000 and $2,080,000, respectively, which can be carried forward for tax purposes and are available to reduce taxable income of future years. The non-capital losses expire commencing in 2006 through 2010.

(a)	The tax effect of temporary differences that give rise to the Company’s deferred tax assets are as follows:

	2005	2004
Undepreciated capital cost of capital assets	$19,000	$19,000
Estimated tax loss carryforward	1,391,000	715,000
Less: valuation allowance	(1,410,000)	(734,000)
	-	-

The valuation allowance reflects the realization of the tax assets is unlikely.

NOTE 10. RELATED PARTY TRANSACTIONS

Related party transactions not disclosed elsewhere in the consolidated financial statements are as follows:

(a)
During the fiscal year 2005, the Company accrued imputed interest of approximately $62,454 at an interest rate of 5% per annum on interest-free loans totaling $1,116,542 from directors of the Company. At October 1, 2004 these loans started to accrue interest at 5% per annum. Additionally, the Company accrued interest of $21,272 from a note due attached table, which shows the stock-based compensation for 206 and 2005e to a Company controlled by a related party at 10% on a balance of $212,725.

(b)	See Note 6, and 7.

On December 1, 2004 by agreement (Form 8-K December 13, 2004) the discounted promissory note, face value $1,800,000.00 dated December 1, 2001 and maturing December 14, 2010 (the “note”) was assigned to an affiliated company, Gaming Transactions Inc., (“assignee”) in consideration of 25 million restricted shares of the assignee’s common stock.

(c)	The following schedule reflects payments on related party obligations and interest accrued on such obligations for the year ended December 31, 2005:

Related Party	Payments Made on Loans	Interest Accrued
Andrea Carey (Officer)	$24,000	$2,349
Mitch White (Officer)	$333,096	$51,859
Gordon Samson (Officer)	$69,695	$4,184
Patrick Smith (Director)	$12,000	$4,062

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004
(Expressed in U.S. dollars)
(continued)

NOTE 11. DERIVATIVE INSTRUMENTS

On December 15, 2005, the Company entered into a debt instrument that included the ability of the lender to convert such debt to common stock of the Company. In accordance with Statement of Financial Accounting Standards Number 133 (“SFAS 133”) and EITF 00-19 such options are considered a derrivative instrument (“DR”). The Company determined the value of such DR at December 31, 2005 by utilizing the Black-Scholes method of valuing options. Such amounts have been recorded as a liability in the current year balance sheet. Under SFAS 133, the Company is required to revalue such liability at the balance sheet date and record the difference as income or expense at such time in the statement of operations. The Company does not utilize any other derrivative instruments as hedges.

NOTE 12. GEOGRAPHIC INFORMATION

All the Company’s operations and fixed assets are located in the United States.

NOTE 13. SUBSEQUENT EVENTS

On May 9, 2006, the Company signed and executed an Amendment to an Asset Purchase Agreement with FutureBet Systems Inc. which amends the time of the last cash payment under such agreement to June 7, 2006 and amends the seller of the software to FB Systems of Nevis, West Indies.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about CYOP Systems International Incorporated, except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

☐ except the common stock offered by this prospectus;

☐ in any jurisdiction in which the offer or solicitation is not authorized;

☐ in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

☐ to any person to whom it is unlawful to make the offer or solicitation; or

☐to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

☐ there have been no changes in the affairs of CYOP after the date of this prospectus; or

☐ the information contained in this prospectus is correct after the date of this prospectus.
PROSPECTUS 91,060,813 Shares of Common Stock CYOP SYSTEMS INTERNATIONAL INCORPORATED February 14, 2007

Until February 14, 2008, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

Section 78.7502 of the Nevada Revised Statutes, as amended (the "NRS") provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for the Company to provide this statutory indemnity, the indemnified party must not be liable under NRS section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

NRS section 78.7502 also provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the Company by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under NRS section 78.138 if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The Company may not indemnify a person if the person is judged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

NRS section 78.7502 requires the Company to indemnify present and former directors or officers against expenses if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

As permitted by Nevada law, the Company's Articles of Incorporation, as amended (the "Articles"), contains an article limiting the personal liability of directors, officers or stockholders of the Company. Article Eight of the Company's Articles provides that a director, officer or stockholder of the Company shall not be personally liable for any damages from any breach of fiduciary duty as a director, officer or stockholder, except for liability based on acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of dividends in violation of NRS section 78.300.

Article VI of the Company's Bylaws provides that the Company shall have the power to indemnify any person who was or is a party to any proceeding by reason of the fact that such person was a director, officer or other agent of the Company against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of that person was unlawful. Further, the Company shall also have the power to indemnify any person who was or is a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer or other agent of the Company against expenses actually or reasonably incurred by such person in connection with the defense or settlement of that action, if such person acted in good faith, in a manner such person believed to be in the best interests of the Company and its shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all of the expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$252.32
Printing and Engraving Expenses	$2,500.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$17,247.68

TOTAL	$85,000.00

Recent Sales Of Unregistered Securities

We have issued the following securities in the past three years without registering them under the Securities Act of 1933:

2003

In September 2003, we issued 600,000 shares of common stock for capital equipment valued at $36,000.

In September 2003, we affected a 5-for-1 stock split pursuant to which we issued four additional shares of common stock for each share outstanding as of September 26, 2003.

2004

We issued in January 2004 to Cornell Capital Partners $125,000 of convertible debentures that are convertible into shares of common stock at a discounted market price. The convertible debentures are secured by all of our assets, interest bearing at 5% per annum and matures two years from the date of issuance. We have the right to redeem the debenture upon 30 days notice for 120% of the amount plus accrued interest. Upon such redemption, we will issue the investor a warrant to purchase 50,000 shares of common stock at an exercise price of $0.036 per share for every $100,000 of debentures that were redeemed.

2005

On September 2, 2005, we issued two warrants to Cornell Capital Partners to purchase 27,500,000 shares of our common stock as a one-time commitment fee under the Equity Distribution Agreement. The first warrant for 15,000,000 shares of our common stock has an exercise price equal to $0.05. The second warrant for 12,500,000 shares of our common stock has an exercise price equal to $0.06. The warrants expire three years from September 2, 2005.

In connection with the Equity Distribution Agreement, we have also entered into a Placement Agent Agreement, dated as of September 2, 2005, with Newbridge Securities Corporation, a registered broker-dealer. Upon execution of the Placement Agent Agreement, Newbridge Securities Corporation received, as a one-time placement agent fee, 250,000 shares of our common stock equal to $10,000. The Equity Distribution Agreement was terminated on December 15, 2005.

On September 2, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners. Pursuant to the Securities Purchase Agreement, Cornell Capital Partners purchased a secured convertible debenture in the original principal amount of $650,000. The debenture has a one-year term and accrues annual interest of 12%.  The $650,000 under the secured convertible debenture was disbursed to us upon the execution of the Securities Purchase Agreement on September 2, 2005. The secured convertible debenture may be redeemed by us at any time, in whole or in part. If on the date of redemption, the closing price of our common stock is greater than the conversion price in effect, we will pay a redemption premium of 20% of the amount redeemed in addition to such redemption. The debenture is also convertible at the holder’s option at a conversion price equal to $0.055. This convertible debenture plus unpaid and accrued interest totaling $19,446 was surrendered when the Equity Distribution Agreement with Cornell Capital Partners was terminated and in consideration in part for the Debentures that were issued.

On December 15, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners. Pursuant to the Securities Purchase Agreement, Cornell Capital Partners purchased secured convertible debentures in the original principal amount of $1,350,000. The debentures have a three-year term and accrues annual interest of 10%.  The $700,000 under the secured convertible debenture was disbursed to us upon the execution of the Securities Purchase Agreement on December 15, 2005, will receive another $150,000 within two business days prior to the date the registration statement is filed, provided that the Company has increased its authorized shares to one billion (3,000,000,000) and the Company shall receive $500,000 one business day prior to the date the registration statement is declared effective by the Securities and Exchange Commission. The debentures mature on December 15, 2007 and December 15, 2008, respectively. The secured convertible debentures may be redeemed by us at any time, in whole or in part. If on the date of redemption, the closing price of our common stock is greater than the conversion price in effect, we will pay a redemption premium of 20% of the amount redeemed in addition to such redemption. The debentures are convertible from time to time into our common stock of by Cornell for at the price per share of an amount equal to ninety percent (90%) of the average volume weighted average price of our Common Stock, as quoted by Bloomberg, LP, for the thirty (30) trading days immediately preceding the conversion date. Cornell also received five year warrants to purchase 2,970,000 shares of common stock, 1,350,000 shares at an exercise price of $0.05 per share and 1,620,000 shares at an exercise price of $0.06 per share. CYOP is registering in this offering the 2,970,000 shares of common stock underlying this warrant.

2006

On July 20, 2006, Cornell Capital Partners, LP, converted $75,000 of a convertible debenture into 14,619,883 shares of our common stock.

Unless otherwise noted in this section, with respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding CYOP so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in CYOP’s securities.

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION	LOCATION
3.1	Articles of Incorporation	Incorporated by reference to Exhibit 3.1 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001

3.2	Certificate of Amendment to Articles of Incorporation	Incorporated by reference to Exhibit 3.2 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001

3.3	Certificate of Amendment to Articles of Incorporation	Incorporated by reference to Exhibit 99.3 to CYOP’s Form 8-K filed with the Securities and Exchange Commission on October 8, 2003

3.4	Bylaws	Incorporated by reference to Exhibit 3.3 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001

5.0	Opinion re: Legality	Provided herewith

10.1	Share Purchase Agreement between CYOP Systems, Inc. (Vendors), a wholly-owned subsidiary of CYOP, and Steve White (Purchaser) dated as of April 1, 2002	Incorporated by reference to Exhibit 1.1 to CYOP’s Form 8-K filed with the Securities and Exchange Commission on August 20, 2002

10.2	Software Acquisition Agreement between CYOP Systems, Inc. (Vendor), a wholly-owned subsidiary of CYOP, and Mitch White (Purchaser) dated as of December 14, 2001	Incorporated by reference to Exhibit 1.1 to CYOP’s Form 8-K filed with the Securities and Exchange Commission on April 15, 2002

10.3	Marketing Development & Distribution Agreement between CYOP (Marketer) and Mitch White (Vendor) dated as of December 14, 2001	Incorporated by reference to Exhibit 1.2 to CYOP’s Form 8-K filed with the Securities and Exchange Commission on April 15, 2002

EXHIBIT NO.	DESCRIPTION	LOCATION
10.4	Share Purchase Agreement	Incorporated by reference to Exhibit 10.1 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001

10.5	Software License Agreement	Incorporated by reference to Exhibit 10.2 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001

10.6	2003 Consultant Stock Plan	Incorporated by reference to Exhibit 4 to CYOP’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 29, 2003

10.7	Management Agreement dated as of January 2003 between CYOP and Mitch White	Incorporated by reference to Exhibit 10.7 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 1, 2004

10.8	Management Agreement dated as of January 2003 between CYOP and Patrick Smyth	Incorporated by reference to Exhibit 10.9 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 1, 2004

10.9	Securities Purchase Agreement dated as of December 15, 2005 between CYOP and Cornell Capital Partners, L.P.	Filed as an exhibit to the Company’s 8-K on December 22, 2005 and incorporated by reference

10.10	Secured Convertible Debenture 001 dated as of December 15, 2005 for the benefit of Cornell Capital Partners, L.P.	Filed as an exhibit to the Company’s 8-K on December 22, 2005 and incorporated by reference

10.11	Secured Convertible Debenture 002 dated as of December 15, 2005 for the benefit of Cornell Capital Partners, L.P.	Filed as an exhibit to the Company’s 8-K on December 22, 2005 and incorporated by reference

10.12	Amended and Restated Security Agreement dated as of December 15, 2005 by and between CYOP and Cornell Capital Partners, L.P.	Filed as an exhibit to the Company’s 8-K on December 22, 2005 and incorporated by reference

10.13	Warrant dated as of December 15, 2005 by and between CYOP and Cornell Capital Partners, L.P.	Filed as an exhibit to the Company’s 8-K on December 22, 2005 and incorporated by reference

10.14	Warrant dated as of December 15, 2005 by and between CYOP and Cornell Capital Partners, L.P.	Filed as an exhibit to the Company’s 8-K on December 22, 2005 and incorporated by reference

10.15	Escrow Agreement dated as of December 15, 2005 between CYOP and Cornell Capital Partners, L.P.	Filed as an exhibit to the Company’s 8-K on December 22, 2005 and incorporated by reference

10.16	Investor Registration Rights Agreement dated as of December 15, 2005 between CYOP and Cornell Capital Partners, L.P.	Filed as an exhibit to the Company’s 8-K on December 22, 2005 and incorporated by reference

10.17	Termination Agreement dated as of December 15, 2005 between CYOP and Cornell Capital Partners, L.P.	Filed as an exhibit to the Company’s 8-K on December 22, 2005 and incorporated by reference

EXHIBIT NO.	DESCRIPTION	LOCATION
10.18	Asset Purchase Agreement, dated as of November 16, 2005, between the Registrant and FutureBet Systems, Inc.	Filed as an exhibit to the Company’s 8-K on January 5, 2006 and incorporated by reference

10.19	Professional Services Agreement between the Company and Canon Bryan dated January 12, 2006	Filed herewith

10.20	Management Agreement by and between the Company and Patrick Smyth dated December 3, 2006	Filed herewith

14.1	Code of Ethics	Filed as an exhibit to the Company’s registration statement on Form SB-2 filed on March 17, 2006 and incorporated by reference

21.1	Subsidiaries of Company	Filed as an exhibit to the Company’s registration statement on Form SB-2 filed on March 17, 2006 and incorporated by reference

23.1	Consent of legal counsel	Incorporated by reference to Exhibit 5.1

23.2	Consent of Independent Public Accountants	Filed herewith

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2/A and authorized this registration statement to be signed on our behalf by the undersigned, on February 14, 2007.

Dated: February 14, 2007	CYOP SYSTEMS INTERNATIONAL INCORPORATED

	By:	/s/ Patrick Smyth
Name: Patrick Smyth Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick Smyth his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly singed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Patrick Smyth		February 14, 2007
Patrick Smyth	Chief Executive Officer (Principal Executive Officer), and Chairman of the Board of Directors

/s/ Canon Bryan	Chief Financial Officer, Secretary and Principal	February 14, 2007
Canon Bryan	Financial Officer

/s/ Randall Peterson	Director	February 14, 2007
Randall Peterson

/s/ Jorge Andrade	Director	February 14, 2007
Jorge Andrade